As filed with the Securities and Exchange Commission on January 21, 2004
                         Registration No. 333- _____
_____________________________________________________________________________


             SECURITIES AND EXCHANGE COMMISSION
                   Washington, D.C. 20549

                             FORM F-1
                      REGISTRATION STATEMENT
                              Under
                    The Securities Act of 1933



                         Inrob Ltd.
                   -----------------------
       (Name of Small Business Issuer in its Charter)

       Israel                             3600                  N/A
    -------------                      ------------          ----------
(State or other jurisdiction of     (Primary SIC Code)    (I.R.S. Employer
 incorporation or organization)                           Identification No.)

                                             Ben-Tsur Joseph, President
  Inrob Ltd.                                 Inrob Ltd.
  2 Haprat Street                            2 Haprat Street
  Yavne, Israel 81827                        Yavne, Israel 81827
  Telephone +972-8- 9324 333                 Telephone +972-8- 9324 333
-----------------------------------        -----------------------------------
(Address, including zip code,              (Name, address, including zip code,
and telephone number, including            and telephone number, including
area code of Registrant's principal        area code, of agent for service)
executive offices)



                Copies of communications to:

                   Jay M. Kaplowitz, Esq.
       Gersten, Savage, Kaplowitz, Wolf & Marcus, LLP
               101 East 52nd Street, 9th floor
                  New York, New York 10022
                Telephone No.: (212) 752-9700
                Facsimile No.: (212) 980-5192

  Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration
Statement becomes effective.

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. |X|

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|




                             -i-





  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

  If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|


               Calculation of Registration Fee

                                                Proposed Maximum   Proposed Maximum
  Title of Each Class of         Amount to      Offering Price     Aggregate           Amount of
  Securities to be Registered    Be Registered  Per Share(1)       Offering Price      Registration Fee
  ---------------------------    ------------   ---------------    -----------------   ---------------

  Common Stock,
  0.01 NIS par value per share    30,000,000        $0.10            $3,000,000          $242.70

  Total                           30,000,000                         $3,000,000          $242.70


  (1) Estimated solely for purposes of calculating the registration fee. The proposed maximum offering price per share is based upon the expected public offering price of $0.10 per share pursuant to Rule 457(a). The common stock is not traded on any market and the Registrant makes no representation hereby as to the price at which its common stock shall trade. Fee rate is $80.90 per $1 million pursuant to Release 33-8095.

  (2)  Filing fee paid with initial filing.


  The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section
8(a), may determine.

=============================================================================







                             -ii-





         PRELIMINARY PROSPECTUS, SUBJECT TO COMPLETION,
                     DATED January 21, 2004

  The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


                           Inrob Ltd.

                30,000,000 Shares of common stock


The 30,000,000 shares of our common stock are being offered by the selling stockholders. The expenses of the offering, estimated at $75,000, will be paid by us. We will not receive any proceeds from the sale of shares by the selling stockholders. There is currently no market for our shares of common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or passed on the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

     Please see "Risk Factors" beginning on page 9 to read about factors you should consider before buying shares of our common stock.

Initial Offering Price     Sales Commissions     Total to selling stockholders
------------------------------------------------------------------------------

Per share       $0.10            (1)                       $0.10

Total      $3,000,000            (1)                  $3,000,000

------------------------------------------------------------------------------

(1) We will not receive any proceeds from this offering. No person has agreed to underwrite or take down any of the securities. For sales on any trading market, sales commissions will be limited to those paid in similar market transactions. For private sale transactions, no sales commission can be paid. There is no minimum amount of securities which may be sold. The Initial Offering Price is $0.10 per share. Following commencement of any public trading market the sales price of the common stock will likely fluctuate in accordance with market price.




         The date of this prospectus is ___________, 2004.

                        TABLE OF CONTENTS

 SECURITIES AND EXCHANGE COMMISSION                                     i
PROSPECTUS SUMMARY                                                      4
 About our Company                                                      5
 Summary Financial Information                                          6
RISK FACTORS                                                           10
 Risk Factors Related to Operations                                    10
 Risks Related to Offering                                             23
 Risks Related to our Location in Israel                               25
WHERE YOU CAN FIND MORE INFORMATION                                    25
DIVIDEND POLICY                                                        31
DETERMINATION OF OFFERING PRICE                                        32
BUSINESS                                                               33
 Our Opportunity                                                       34
 Industry Background                                                   34
 Our Target Market                                                     35
 Our Strategy                                                          37
 Intellectual Property                                                 38
 Competition                                                           38
 Material Agreements                                                   39
 Employees                                                             41
 Facilities                                                            42
 Legal Proceedings                                                     42
OPERATING AND FINANCIAL REVIEW AND PROSPECTS                           43
MANAGEMENT                                                             51
 Directors and Executive Officers                                      51
 Executive Compensation                                                51
 Summary Compensation Table                                            51
 Stock Option Plans                                                    52
 Other Employee Benefit Plans                                          52
 Employment Agreements                                                 52
MAJOR SHAREHOLDERS AND RELATED PARTY TRANSACTIONS                      54
SELLING SECURITY HOLDERS                                               55
DESCRIPTION OF SECURITIES TO BE REGISTERED                             57
 General                                                               57
 Common Stock                                                          57
 Transfer Agent                                                        57
PLAN OF DISTRIBUTION                                                   57
CERTAIN PROVISIONS OF THE CERTIFICATE OF INCORPORATION AND BYLAWS      59
INDEMNIFICATION                                                        59
INTEREST OF NAMED EXPERTS AND COUNSEL                                  60
LEGAL MATTERS                                                          60
EXPERTS                                                                60
INFORMATION NOT REQUIRED IN PROSPECTUS                                 65

                       PROSPECTUS SUMMARY

    You should rely only on the information contained in this prospectus and not upon anything else in deciding whether to purchase the common shares offered through this prospectus. Neither Inrob nor any of the selling shareholders will authorize providing you with any other information in connection with your purchase. This prospectus does not offer to sell or solicit an offer to buy any security other than the common shares that this prospectus offers. In addition, this prospectus does not offer to sell or solicit any offer to buy any common shares to any person in any jurisdiction where it is unlawful to make this offer to or solicit an offer from a person in that jurisdiction.

     You should not assume that the information contained in this prospectus remains correct after the date of this prospectus.

NOTE: Unless otherwise indicated, all amounts in this prospectus and exhibits thereto are stated in New Israeli Shekels (NIS). At January 7, 2004, the representative rate of exchange for Israeli Shekels reported by the Bank of Israel was 4.395 Israeli Shekels equals one United States Dollars. (See "Selected Financial Data" for further information.)

About our Company

  Inrob  Ltd.  was  established in 1988 as  an  engineering  firm
providing   a   cost-efficient  solution  for  organizations   to
outsource maintenance of critical and sophisticated equipment. We now provide maintenance support of industrial electronic, electro-mechanical, optical and other scientific equipment, mainly to customers in the defense industry.

  Inrob and its management team built on this engineering experience and customer base and in 1992 expanded into a second area of operations. Today we are one of Israel's leading developers, integrators and producers of advanced wireless control solutions for unmanned ground vehicle (UGV) robots. Our remote control systems are the "brains" for many UGV solutions.

  The current nature of Israel's security situation coupled with our close work with the Israel Defense Forces (IDF) and the Israeli police, has helped us gain extensive experience in a wide range of military and law enforcement UGV applications and control  solutions.  We  have the ability  to  provide  fast  and reliable solutions to meet the immediate operational needs of front-line IDF units as they arise. We recently began targeting the civilian applications market, which includes dangerous tasks such as nuclear plant maintenance, inspection and decommissioning, the demolition industry and firefighting and rescue services.

  Our UGV solutions include:
 *    Remote control systems (the "brains" of any robot)
 *    Complete robot systems
 *    Customized solutions

  We are ISO-9001: 2000 certified to design, manufacture and maintain electronic, optical and electro-mechanical equipment and are a certified supplier to the Israel Defense Forces and the Israeli Air Force. We have also been issued a certificate from the Israeli Air Force stating that our quality system is approved to perform inspection of products and services supplied to the Israeli Air Force.

  Our principal executive offices are located at 2 Haprat Street, Yavne, Israel. Our telephone number is +972 8 9324 333.

                          The Offering:

The offering is being made by the selling stockholders.

Shares  offered  by  the  Selling Shareholders:        30,000,000 shares
Shares  Outstanding  as of January 7,  2004:          200,000,000 shares
Shares  Outstanding  At  Conclusion of Offering:      200,000,000 shares

Use of Proceeds: We will not receive any proceeds from the sale of the shares by the Selling Shareholders.

Our Trading Symbol: Our Common Stock does not have a trading symbol at this time, there is currently no market for our shares of Common Stock and there can be no assurance that a market will develop for our shares of Common Stock



                  Summary Financial Information
                                             9/30/03        9/30/02

                                           (unaudited)     (unaudited)
  Balance Sheet Data:
  Total Assets                           $     911,539       $837,569
  Total Liabilities                          1,032,872        880,671
  Total Stockholders' Equity                  (121,333)       (43,102)

  Statement of Operations:
  Revenues                                 $ 1,101,802     $1,162,826
  Expenses                                   1,092,921      1,074,777
  Net Income (Loss)                             (4,486)       (24,509)

  Shares Used In Computing                   1,002,000      1,002,000
  Net Income (Loss) Per Share                 $(0.0045)      $(0.0245)

                          RISK FACTORS

    An investment in our common stock involves a high degree of risk. In addition to other information contained in this prospectus, you should carefully consider the following risk factors and other information in this prospectus before investing in our common stock.

RISK FACTORS RELATED TO OPERATIONS

WE  HAVE EXPERIENCED NET LOSSES FOR THE YEARS ENDED DECEMBER  31,
2002  AND  DECEMBER 31, 2001 AND THE NINE MONTHS ENDED  SEPTEMBER
30,  2003 AND 2002 AND MAY CONTINUE TO INCUR LOSSES IN THE FUTURE
AND HAVE GENERATED LIMITED REVENUES TO DATE.

For the years ended December 31, 2002 and 2001, we incurred a net loss of $(44,917) and $(153,977), respectively. As of September 30, 2003, we had an accumulated deficit of $(101,827). For the nine months ended September 30, 2003 and 2002, we incurred a net loss of $(4,486) and $(24,509), respectively. In addition, we expect to continue to incur significant operating expenses. As a result, we will need to generate significant revenues to achieve profitability, which may not occur. We expect our operating expenses to increase significantly as a result of our planned business activities. Since we have a limited operating history of marketing our UGV products, our business may never generate sufficient revenues to meet our expenses or achieve profitability. We may continue to incur losses in the future and may never become profitable, and if we do achieve profitability we may not be able to maintain or increase profitability. If we fail to generate significant revenues to meet our expenses or achieve profitability and if we cannot arrange financing of our planned business activities, our business may fail.

WE  ARE  INVESTING TIME AND RESOURCES IN NEW BUSINESS INITIATIVES
THAT MIGHT NOT MATERIALIZE TO COMMERCIAL VIABILITY.

As a result, we might incur substantially more expenses than income and might not have enough resources to fund growth that may be commercially viable. If we are not able to successfully initiate our marketing program, we may not be able to generate enough sales to remain a viable company. Competitors already established in certain industries may already have customer bases that we may not be able to sell to.

WE  ARE  DEPENDENT ON OUR MEMBERS OF MANAGEMENT AND  CERTAIN  KEY
PERSONNEL  AND  IF  WE LOSE THOSE PERSONNEL, OUR  BUSINESS  COULD
FAIL.

Our future success depends, in significant part, upon the continued service of our senior management team specifically Nissim Halabi and Ben-Tsur Joseph. We do not have employment or non-competition agreements with any members of management. The loss of any of our members of management could have a material adverse affect on our business, specifically the loss of Nissim Halabi, who has spent a considerable amount of time researching and developing the idea for the outsourcing and maintenance of critical and sophisticated equipment. In addition, we have several other key employees in our engineering and development department and maintenance and service departments, with whom we do not have employment agreements. The loss of any of our key employees could have a material adverse affect on our operations. We do not maintain key man life insurance on any of our personnel. Our future success also depends on our continuing ability to attract and retain highly qualified personnel. Competition for such personnel is intense, and we may experience difficulties in attracting the required number of such individuals. If we are unable to hire and retain personnel in key positions, our business could fail.

IF WE CANNOT MAINTAIN OUR CURRENT RELATIONSHIP WITH A.R.T.S. LTD.
OUR OPERATIONS WOULD BE MATERIALLY ADVERSELY AFFECTED.

One of our main sub-contractors, A.R.T.S. Ltd., provides critical research and development and production operations to us. We do not have an agreement with A.R.T.S. Ltd. for the provision of their services to us, and cannot be assured that we will be able to maintain this relationship with them. In the event that our relationship with A.R.T.S. Ltd. ceases, the interruption to our research and development activities and production operations would be harmful to our business and may require a long period of time to establish relationships with new partners with the required level of know-how and expertise.

IF  WE DO NOT MAINTAIN OUR ACKNOWLEDGED SUPPLIER STATUS WITH  THE
ISRAELI  MINISTRY  OF  DEFENSE OUR BUSINESS COULD  BE  MATERIALLY
ADVERSELY AFFECTED.

We currently maintain the status of an acknowledged supplier to the Israeli Ministry of Defense and have top security clearance. Acknowledged supplier status allows us to provide services to the Israeli Ministry of Defense and the Israeli Defense Forces (i.e. Army, Navy and Air Force), which comprise a significant portion of our annual revenues. If we are unable to maintain the acknowledged supplier status our business and results of operations may be materially adversely affected.

OUR  INTELLECTUAL PROPERTY IS UNPROTECTED AND IS  SUSCEPTIBLE  TO
PIRACY.

We do not have any patents, trademarks or any other protection over our intellectual property. All of Inrob's intellectual property is "know how" and not original proprietary intellectual property and cannot be protected by patent or trademark. In addition, we do not have confidentiality agreements with any of our employees or suppliers with respect to our intellectual property. The theft or unauthorized use of our intellectual property is not sufficiently provided for and is extremely susceptible to theft or unauthorized use. Any theft or unauthorized use of our intellectual property could materially adversely affect our operations.

THE  TERMS  OF OUR OUTSTANDING DEBENTURE TO ISRAEL DISCOUNT  BANK
LTD. COULD ADVERSELY AFFECT OUR ABILITY TO OPERATE.

In the event that we were approached with an opportunity to be acquired, that would benefit our shareholders, pursuant to our outstanding debenture with Israel Discount Bank ("IDB"), we would be required to get the consent of IDB prior to entering into any such transaction. Obtaining IDB's approval may delay any such opportunity, which could adversely affect our ability to consummate any such transaction. Additionally, the terms of the debenture require us to obtain the consent of IDB prior to taking certain actions, specifically prior to the issuance and/or sale of any shares of our common stock, which could limit our ability to obtain additional funding in a timely manner. If we violate certain conditions of the debenture, IDB may demand immediate repayment of all of our outstanding debts to IDB, which would severely adversely affect our ability to operate our business. Our total aggregate outstanding debt to IDB, as of September 30, 2003 was 2,951,564.22 NIS.

WE  WILL  NEED ADDITIONAL WORKING CAPITAL TO FINANCE OUR BUSINESS
PLAN AND SUCH FINANCING MAY BE UNAVAILABLE OR TOO COSTLY.

In order to implement our business plan we will need to secure financing in the future. Our ability to secure financing and allocate sufficient funds required to support our marketing activity may be difficult. Additional financing may not be available on favorable terms, if at all. If we raise additional funds by selling our equity securities, the percentage ownership of our then current stockholders will be reduced. There can be no assurance that we will be able to raise additional funds on acceptable terms, if at all. If we cannot raise adequate funds to satisfy our capital requirements, we may have to limit our operations significantly.

WE  ARE  DEPENDENT  ON SIGNIFICANT CUSTOMERS AND  THE  GOVERNMENT
MARKET.

During the nine months ended September 30, 2003 and the years ended December 31, 2002 and 2001, our largest customers were as follows:

Client's     2001      % of       2002      % of    September    % of
  Name      (NIS)     total      (NIS)     total       30       total
                     revenue               revenue    2003      revenue
                                                      (NIS)
-----------------------------------------------------------------------
Police     787,957    10.74     689,557     9.59     377,858    7.29
M.o.D.   2,602,506    35.49   3,372,106    46.91   1,753,431   33.85
RAFAEL     241,092     3.29     518,448     7.21   1,202,170   23.21


Future revenues and results of operations could be adversely affected should any one or all of these customers reduce their purchases or choose not to continue to buy products and services from us. Given the nature of the products manufactured by us, revenue and accounts receivable concentration by any single customer will fluctuate from quarter to quarter. If we are unable to continue to participate in government contract programs or if government contracting policies are changed, our business and results of operations could be harmed.

WE  MAY  NOT BE ABLE TO COMPETE SUCCESSFULLY AGAINST CURRENT  AND
FUTURE COMPETITORS.

Our competitors include several large, integrated defense contractors (e.g. Northrop Grumman, Lockheed Martin, Elbit, El-Op, Israel Aircraft Industries, Israel Military Industries). These companies have significantly greater financial, technical and human resources than we do as well as a wider range of products than we have. In addition, many of our competitors have much greater experience in marketing their products, as well as more established relationships with our target government customers. Our competitors may also have greater name recognition and more extensive customer bases that they can use to their benefit. As a result, we may have difficulty maintaining our market share.

ANY  SIGNIFICANT DELAY IN COLLECTING OUTSTANDING RECEIVABLES FROM
ISRAEL'S  MINISTRY OF DEFENSE COULD ADVERSELY AFFECT OUR  ABILITY
TO CONDUCT OUR BUSINESS.

Israel's Ministry of Defense is one of our significant customers and comprises a significant portion of our accounts receivable at many times. We have experienced significant delays in payment from the M.o.D. in the past and any future delays could adversely affect our cash flow and ability to operate our business.

THE  VOLATILITY OF THE M.O.D.'S BUDGET COULD ADVERSELY AFFECT THE
AMOUNT OF BUSINESS IT MAY CONDUCT WITH US.

In the past the M.o.D.'s budget has been volatile and any significant cuts in its budget could adversely affect the amount of business it conducts with us. As our largest customer, any significant reduction in the amount of purchases the M.o.D. makes from us or from third parties which have subcontracted work to us, could materially adversely affect our results of operations.

INROB CURRENTLY OPERATES WITHOUT A VALID BUSINESS LICENSE

Under Israeli law, Inrob is obliged to obtain and sustain a business license when doing business. Inrob is currently operating without such a license. Under Israeli law such actions may lead to the court fining the Company or even ordering the imprisonment (the maximum sentence is 18 months) of officers of the Company. Furthermore, Inrob may be fined or even ordered to close its premises until obtaining the required license. Should the relevant authorities prosecute Inrob and/or any officers thereof for doing business without the necessary business license, such prosecutions could materially impair the ability of Inrob to maintain and/or conduct its business.

IF OUR EMPLOYEES' ENTITLEMENTS DO NOT COMPLY WITH ISRAELI LAW, WE
MAY HAVE TO PAY ADDITIONAL COMPENSATION TO OUR EMPLOYEES

Terms of employment for Inrob's employees are individually negotiated with each and every employee. The relationship between the parties, their rights and mutual duties are determined solely on the basis of the agreements reached after these negotiations.

When  negotiating  the  working  conditions  and  wages  of   its
employees, Inrob did not take into account payments and/or benefits and/or advantages workers may be entitled to according to provisions set by Israeli legislation, adjudication set by Israeli courts, collective employment agreements that may apply to the company by power of expansion orders or any other source outside the parties' agreements.

We   have   no  knowledge  as  to  whether  we  adhere   to   the
aforementioned legal requirements. Should an authorized court determine that Inrob does not adhere to the said requirements Inrob may be responsible to pay damages that could adversely affect the results of our operations.

RISKS RELATED TO OFFERING

MANAGEMENT, DIRECTORS AND FOUNDERS BENEFICIALLY OWN  85%  OF  OUR
COMMON STOCK AND THEIR INTEREST COULD CONFLICT WITH YOURS.

Our founders, directors and executive officers and other founders currently beneficially own 85% of our outstanding common stock. As a result, the founders, directors and executive officers collectively are able to substantially influence all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions. Such concentration of ownership may also have the effect of delaying or preventing a change in control, which may be to the benefit of the directors and executive officers but not in the interest of the shareholders.

FUTURE  SALES OF COMMON STOCK BY OUR EXISTING STOCKHOLDERS  COULD
ADVERSELY AFFECT OUR STOCK PRICE.

As of the date of this prospectus Inrob Ltd. has 200,000,000 outstanding shares of Common Stock. Of the 200,000,000 shares currently outstanding 30,000,000 are being registered in this offering. Sales of substantial amounts of Common Stock in the public market, or the perception that such sales will occur, could have a material negative effect on the market price of our Common Stock.

WE  MAY  ISSUE  ADDITIONAL STOCK IN THE  FUTURE  TO  FINANCE  OUR
BUSINESS  PLAN AND THE POTENTIAL DILUTION CAUSED BY THE  ISSUANCE
OF STOCK IN THE FUTURE MAY CAUSE THE PRICE OF OUR COMMON STOCK TO
DROP.

As of the date of this prospectus, we had outstanding 200,000,000 shares of common stock, 30,000,000 of which are included in this registration statement. Subsequent to the effective date of this offering, we may need to raise additional capital, which may result in the issuance of additional shares of common stock, or debt instruments. Shares may be issued under an available exemption, a latter registration statement, or both. If and when additional shares are issued, it may cause dilution in the value of shares purchased in this offering and may cause the price of our common stock to drop. These factors could also make it more difficult to raise funds through future offerings of common stock.


A  TRADING  MARKET  FOR  OUR SHARES OF  COMMON  STOCK  MAY  NEVER
DEVELOP.

Trading in our Common Stock, if any, is intended to be conducted on the OTC Bulletin Board operated by the NASD, after we obtain a listing, if ever. We intend to apply to have our shares of common stock listed on the OTC Bulletin Board operated by the NASD. Because we may not be able to obtain or maintain a listing on the OTC Bulletin Board, your shares may be difficult or impossible to sell. However, if we are unable to qualify for this listing, or if we will become unable to maintain our listing on the OTC Bulletin Board, we believe that our stock will trade on over-the-counter market in the so-called "pink sheets". Consequently, selling your Common Stock may be more difficult because typically smaller quantities of stock are bought and sold on the "pink sheets" and transactions could be delayed. These factors could result in lower prices and larger spreads in the bid and ask prices for our stock.

OUR  COMMON  STOCK  IS  A  "PENNY  STOCK,"  AND  COMPLIANCE  WITH
REQUIREMENTS  FOR DEALING IN PENNY STOCKS MAY MAKE  IT  DIFFICULT
FOR HOLDERS OF OUR COMMON STOCK TO RESELL THEIR SHARES.

Currently there is no public market for our common stock. If the common stock is ever listed in the public market in what is known as the over-the-counter market, our common stock will be deemed to be a "penny stock" as that term is defined in Rule 3a51-1 under the Securities Exchange Act of 1934. Under such rule, broker-dealers who recommend such securities to persons other than established customers and accredited investors must make a special written suitability determination for the purchaser and receive the purchaser's written agreement to a transaction prior to sale.

The Commission has adopted regulations that generally define a "penny stock" to be an equity security that has a market price of less than $5.00 per share or an exercise price of less than $5.00 per share subject to certain exceptions. Such exceptions include equity securities listed on NASDAQ and equity securities issued by an issuer that has (i) net tangible assets in excess of $2,000,000, if such issuer has been in continuous operation for at least three years, or (ii) net tangible assets of at least $5,000,000, if such issuer has been in continuous operation for at least three years, or (iii) average revenue of at least $6,000,000 for the preceding three years. Unless an exception is available, the regulations require the delivery, prior to any transaction involving a penny stock, of a risk disclosure
schedule  explaining  the  penny  stock  market  and  the   risks
associated therewith.

Since it is expected that upon listing of our Common Stock on the OTC Bulletin Board or the "pink sheets" that our Common Stock will be subject to the regulations applicable to penny stocks, the liquidity of any such market for our Common Stock may be severely affected, limiting the ability of broker-dealers to sell the securities and your ability to sell your shares of Common Stock. There is no assurance that trading in our Common Stock will not continue to be subject to these or other regulations that adversely affect the market for such securities.

WE  REQUIRE  ADDITIONAL  FUNDS TO ACHIEVE  OUR  CURRENT  BUSINESS
STRATEGY, WHICH WE MAY NOT BE ABLE TO OBTAIN.

We will need to raise additional funds through the issuance of either public or private debt or equity to develop and expand our operations. Such financing may not be available when needed. Even if such financing is available, it may be on terms that are materially adverse to your interests with respect to dilution of book value, dividend preferences, liquidation preferences, or other terms. If we are unable to obtain financing on reasonable terms, we could be forced to delay, scale back or eliminate product and service development programs. In addition, such inability to obtain financing on reasonable terms could have a material adverse effect on our business, operating results, or financial condition to such extent that we are forced to restructure, file for bankruptcy, sell assets or cease operations, any of which could cause you to lose your entire investment in our Common Stock.

RISKS RELATED TO OUR LOCATION IN ISRAEL

U.S.   INVESTORS  MAY  HAVE  TROUBLE  IN  ATTEMPTING  TO  ENFORCE
LIABILITIES  BASED UPON U.S. FEDERAL SECURITIES LAWS  AGAINST  US
AND OUR SUBSIDIARIES AND OUR NON-U.S. RESIDENT DIRECTORS.

Our operations are located in Israel. Accordingly, all of our assets are located outside the United States. In addition, all of our directors are foreign citizens. As a result, it may be difficult or impossible for United States investors to serve process within the United States upon management or to enforce judgment upon management for civil liabilities in United States courts.

OUR  RESEARCH  AND  DEVELOPMENT FACILITIES  ARE  INCORPORATED  IN
ISRAEL  AND  HAVE IMPORTANT FACILITIES AND RESOURCES  LOCATED  IN
ISRAEL  WHICH  COULD BE NEGATIVELY AFFECTED DUE  TO  MILITARY  OR
POLITICAL TENSIONS.

We are incorporated under the laws of the State of Israel and our research and development and production facilities as well as significant executive officers and other key employees are located in Israel. Although some of our sales are currently being made to customers outside of Israel, political, economic and military conditions in Israel could nevertheless directly affect our operations. Since the establishment of the State of Israel in 1948, a number of armed conflicts have taken place between Israel and its Arab neighbors and a state of hostility, varying in degree and intensity, has led to security and economic problems for Israel. We could be adversely affected by any major hostilities involving Israel, the interruption or curtailment of trade between Israel and its trading partners, a significant increase in inflation, or a significant downturn in the economic or financial condition of Israel. Despite the progress towards peace between Israel and its Arab neighbors, the future of these peace efforts is uncertain. Several Arab countries still restrict business with Israeli companies which may limit our ability to make sales in those countries. We could be adversely affected by restrictive laws or policies directed towards Israel or Israeli businesses.

CERTAIN  OF OUR OFFICERS AND EMPLOYEES ARE REQUIRED TO  SERVE  IN
THE  ISRAEL DEFENSE FORCES AND THIS COULD FORCE THEM TO BE ABSENT
FROM OUR BUSINESS FOR EXTENDED PERIODS.

Several male employees located in Israel are currently obligated to perform up to thirty-six (36) days of annual reserve duty in the Israel Defense Forces (this maximum period is changed according to the IDF's needs and may be prolonged by a further period of 14 days in a state of emergency) and are subject to being called for active military duty at any time. Such annual reserve duty may be prolonged even beyond the said period since many of Inrob's employees serve with elite reserve units or carry high army ranks. The loss or extended absence of any of our officers and key personnel due to these requirements could harm our business.

               WHERE YOU CAN FIND MORE INFORMATION

  Upon effectiveness of this registration statement we will commence filing reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy  any  report, proxy statement or other information  we  file with the Commission at the Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. In addition, we will file electronic versions of these documents on the Commission's Electronic Data Gathering Analysis and Retrieval, or EDGAR, System. The Commission maintains a website at http://www.sec.gov that contains reports, proxy statements and other information filed with the Commission.

  We have filed a registration statement on Form F-1 with the Commission to register shares of our common stock to be sold by the selling stockholders. This prospectus is part of that registration statement and, as permitted by the Commission's rules, does not contain all of the information set forth in the registration statement. For further information with respect to us, or our common stock, you may refer to the registration statement and to the exhibits and schedules filed as part of the registration statement. You can review a copy of the registration statement and its exhibits and schedules at the public reference room maintained by the Commission, and on the Commission's web site, as described above. You should note that statements contained in this prospectus that refer to the contents of any contract or other document are not necessarily complete. Such statements are qualified by reference to the copy of such contract or other document filed as an exhibit to the registration statement.

       ENFORCEABILITY OF CIVIL LIABILITIES AGAINST INROB

The enforcement by purchasers of the common shares offered in this prospectus of civil liabilities under the federal securities laws of the United States may be adversely affected by the fact that Inrob is an Israeli corporation, many of its directors and shareholders are residents of Israel, and the majority of Inrob's assets and all or a substantial portion of the assets of such other persons are located outside the United States. As a result, it may be difficult for purchasers to effect service of process within the United States upon such persons or to realize against them in the United States upon judgments of courts of the United States predicated upon civil liabilities under securities laws of the United States.

FORWARD-LOOKING STATEMENTS

All statements other than statements of historical fact included in this prospectus regarding Inrob's financial position, business strategy and plans and objectives of management of Inrob for future operations, are forward-looking statements. When used in this prospectus, words such as "anticipate," "believe," "estimate," "expect," "intend," and similar expressions, as they relate to Inrob or its management, identify forward-looking statements. These forward-looking statements are based on the beliefs of Inrob's management, as well as assumptions made by and information currently available to Inrob's management. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors such as those disclosed under "Risk Factors" in this prospectus, including but not limited to, competitive factors and pricing pressures, changes in legal and regulatory requirements, technological change or difficulties, product development risks, commercialization and trade difficulties and general economic conditions. Such statements reflect the current views of Inrob with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to the operations, results of operations, and growth strategy of Inrob. All subsequent written and oral forward-looking statements attributable to Inrob or persons acting on its behalf are expressly qualified in their entirety by this paragraph.

SELECTED FINANCIAL DATA

Representative Exchange rates
Unless otherwise indicated, all dollar amounts herein are stated in New Israeli Shekels (NIS). The following tables illustrate the average representative rate of exchange for NIS per US$1.00 during the following periods based on information derived from the Bank of Israel:

YEAR 2003      AVERAGE PER MONTH

January             4.8363
February            4.8659
March               4.7810
April               4.6185
May                 4.4779
June                4.3780
July                4.3710
August              4.4522
September           4.4649
October             4.4480
November            4.4937
December            4.3928

AVERAGE OF MONTHLY REPRESENTATIVE EXCHANGE RATES FOR EACH YEAR

Years          Average Exchange Rate

2003                4.5483
2002                4.7378
2001                4.2056
2000                4.0773
1999                4.1400



       As of January 7, 2004, the representative exchange rate was NIS 4.395 for US$1.00.

Selected Financial Data

  The selected financial data shown and expressed in NIS in the following tables below have been derived from and should be read in conjunction with the financial statements and notes included in this document. Inrob's financial statements have been prepared in accordance with U.S. generally accepted accounting principles. The selected financial data as at December 31, 2002 and 2001 and for the three years ending December 31, 2002, is derived from the audited financial statements appearing in this document.



                                   Nine months ended                        Year ended December 31,
                                      September 30,
                                    2002        2003         1998(1)      1999(2)       2000        2001        2002

                                (unaudited)  (unaudited)
Consolidated
Statement
of Operations Data:

Net revenues                     $1,162,826  $1,101,802   $1,504,532   $2,050,630   $1,900,955  $1,753,416  $1,541,327
Costs of revenues                   755,292     764,100    1,218,452    1,306,417    1,352,829   1,378,907   1,060,435
Gross profit                        407,534     337,702      286,080      744,213      548,126     374,509     480,892
Selling, general and
  administrative, and
  amortization                      319,485     328,821      463,441      474,514      275,320     341,379     398,520
Income (loss) from operations        88,049       8,881     (177,361)     269,699      272,806      33,130      82,372
Other (expense) income, net          57,906         --         9,245         (263)    (265,955)     (3,563)     61,559
Income (loss) before income
  taxes                              30,143       8,881     (168,116)     269,436        6,851      36,693      20,813
Provision for (benefit from)
  income taxes                       54,652      13,367        5,338       93,389       32,072     190,670      65,730
Net income (loss) available to
  common stockholders               (24,509)     (4,486)    (173,454)     176,047      (25,221)   (153,977)    (44,917)
Basic earnings (loss) per share     0.00245      0.0045     (0.17311)    0.175696     (0.02517)   (0.15367)   (0.04483)
Weighted average shares
  outstanding(3)                  1,002,000   1,002,000    1,002,000    1,002,000    1,002,000   1,002,000   1,002,000


  ---------------------------------
  (1) Financial data relating to the year ended December 31, 1998 is based upon the Company's financial statements and notes, which were audited in accordance with Israeli acceptable accounting principals that may differ from U.S. GAAP. The financial data related to the same year has been converted into Dollar figures at a ratio of 4.16 NIS for 1.00 $ exchange rate.
  (2) Financial data relating to the year ended December 31st, 1999 is based upon the Company's financial statements and notes, which were audited in accordance with Israeli acceptable accounting principals that may differ from U.S. GAAP. The financial data related to the same year has been converted into Dollar figures at a ratio of 4.153 NIS for 1.00 $ exchange rate.
  (3) at all relevant times there were 10,000 shares of common stock and 20 shares of management stock outstanding, all with a par value of 1.00 NIS. On December 22, 2003 all management shares were converted into common shares and a 1:100 stock split was enacted and thus the weighted shares outstanding are calculated on a post conversion and post split basis.



                                     At September 30,                       At December 31,

                                    2002        2003         1998(1)      1999(2)       2000        2001        2002

                                (unaudited)  (unaudited)
Consolidated
Balance
Sheet Data:

Working capital
  (deficit)                        $ 50,436  $ (94,616)    $(143,903)    $(36,309)   $ (79,815)  $ (51,973)  $  43,571
Total assets                        837,569    911,539        87,264      804,151      772,803   1,068,578   1,009,578

Long-term debt                      199,132    164,620        71,640      112,822        -0-       128,633     187,187
Total liabilities                   880,671  1,032,872     1,005,807      756,863      653,078   1,088,148   1,069,186
Stockholders
  equity(deficit)                 $ (43,102) $(121,333)    $(128,543)     $47,288    $ 119,725   $ (19,674)  $ (59,608)


                 CAPITALIZATION AND INDEBTEDNESS

              As of September 30, 2003 (un-audited)
                            (In NIS)

  Debt

     Current portion of long-term debt                 $    -0-
     Bank indebtedness                                  592,165
     Accounts payable and accrued charges               276,087
     Total long-term debt, net of current portion       164,620

  Total Debt                                         $1,032,872

     Common shares(4)
  1,002,000 issued and outstanding

     Paid in capital                                      6,418
     Accumulated Other Comprehensive (loss) income      (25,924)
     Deficit                                           (101,827)

  Total stockholders' equity                          $(121,333)

  Total Capitalization                              $   911,539


 (4) Weighted average shares - adjusted for stock split


                         USE OF PROCEEDS

  We will not receive any of the proceeds from the sale of common stock by the Selling Stockholders.

                      RECENT PRICE HISTORY

          Inrob's common stock is not currently listed for trading on any exchange or over-the-counter market. Inrob intends to apply to have its shares of Common Stock listed for trading on the OTC Bulletin Board, however, there can be no assurance that Inrob's securities will be accepted for such listing in the near future, if at all.

                         DIVIDEND POLICY

  We have never paid a cash dividend on our common stock. It is our present policy to retain earnings, if any, to finance the development and growth of our business. Accordingly, we do not anticipate that cash dividends will be paid until our earnings and financial condition justify such dividends, and there can be no assurance that we can achieve such earnings.

                          SHARE CAPITAL

  As of January 7, 2004, Inrob had 500,000,000 shares of common stock authorized and 200,000,000 shares of its common stock issued and outstanding. Inrob does not have preferred stock authorized for issuance. None of the issued and outstanding shares are held in treasury or by its subsidiaries.

                 DETERMINATION OF OFFERING PRICE

  There is currently no public market for the shares of our common stock. Accordingly, the price of the common shares stated in this prospectus, $0.10, was determined by an arbitrary process based upon our internal, subjective evaluation. Among the factors considered in determining the initial estimated price of the common shares were:

  1.   Our history and our prospects;
  2.   The industry in which we operate;
  3. The status and development prospects for our proposed products and services;
  4.   Our past and present operating results;
  5.   The previous experience of our executive officers; and
  6. The general condition of the securities markets at the time of this offering.

  The offering price stated on the cover page of this prospectus should not be considered an indication of the actual value of the shares of common stock offered in this prospectus. That price is subject to change as a result of market conditions and other factors, and we cannot assure you that the common stock can be resold at or above the initial public offering price.

  Number of Holders - As of January 7, 2004, there were 4 record holders of common stock.

                            BUSINESS

History and development of the company

  Inrob Ltd. was incorporated in the State of Israel in 1988 as Eligal Laboratories Ltd. The company changed its name to Inrob
Ltd. in September 2003.

  Our principal executive offices are located at 2 Haprat Street, Yavne, Israel. Our telephone number is +972 8 9324 333.

General

  Inrob  Ltd.  was  established in 1988 as  an  engineering  firm
providing   a   cost-efficient  solution  for  organizations   to
outsource maintenance of critical and sophisticated equipment. We now provide maintenance support of industrial electronic, electro-mechanical, optical and other scientific equipment, mainly to customers in the defense industry.

  Inrob and its management team built on this engineering experience and customer base and in 1992 expanded into a second area of operations. Today we are one of Israel's leading developers, integrators and producers of advanced wireless control solutions for unmanned ground vehicle (UGV) robots. Our remote control systems are the "brains" for many UGV solutions.

  Inrob's current maintenance activity encompasses the repair and calibration of technologically advanced instruments and systems for companies and organizations such as the Israeli defense forces and Ministry of defense, various defense oriented industries, hospitals and medical centers, universities and academic institutes, laboratories and research centers, energy and infrastructure facilities, communication companies and transport and aviation organizations.

  Inrob's maintenance staff is composed of experienced engineers and support technicians. All of Inrob's personnel is regularly updated with current technological evolutions and participates on a regular basis in further training to keep themselves up to date with developments in Inrob's field of operation. For the supply of its maintenance services Inrob keeps a large and versatile array of high end, top of the line, electronic testing and repair appliances available for such use.

  The current nature of Israel's security situation coupled with our close work with the Israel Defense Forces (IDF) and the Israeli police, has helped us gain extensive experience in a wide range of military and law enforcement UGV applications and control  solutions.  We  have the ability  to  provide  fast  and reliable solutions to meet the immediate operational needs of front-line IDF units as they arise. We recently began targeting the civilian applications market, which includes dangerous tasks such as nuclear plant maintenance, inspection and decommissioning, the demolition industry and firefighting and rescue services.

  Our UGV solutions include:
  *    Remote control systems (the "brains" of any robot)
  *    Complete robot systems
  *    Customized solutions

  We are ISO-9001: 2000 certified to design, manufacture and maintain electronic, optical and electro-mechanical equipment and are a certified supplier to the Israel Defense Forces and the Israeli Air Force. We have also been issued a certificate from the Israeli Air Force stating that our quality system is approved to perform inspection of products and services supplied to the Israeli Air Force.

Our Opportunity

  Robots are increasingly used in tasks involving any of the "three Ds" - dirty, dangerous or dull. This includes a very wide range of military, law enforcement and civilian operations. New applications are constantly being added for purpose built platforms as well as for remote operated conversion of standard vehicles. For example, UGVs are expected to produce significant changes in ground warfare. Under a plan presented to the US Congress 2000, by 2015 one-third of US ground combat vehicles would be unmanned.

  Current application of UGVs include:
  *    Bomb disposal
  *    Mine clearing
  *    Firefighting and rescue
  *    Nuclear power plant maintenance
  *    Hazardous waste management

  The most important issues in current UGV usage include the ability to provide integrated solutions and dependable control and communication systems. We have particular expertise and experience in these two critical areas.

  We believe that this large and growing UGV market provides us with significant growth opportunities.

Industry Background

  Robots are increasingly used in tasks involving any of the "three Ds" - dirty, dangerous or dull. Many commercial industries have successfully made use of robotic technology in well-structured ground environments such as manufacturing and in semi structured environments such as automated agriculture. There is also extensive use of unmanned vehicles in the relatively uncluttered environments of air and sea operations. However, perhaps the most difficult challenge for robots today is the use of unmanned ground vehicles in the unstructured, complex and changing outdoor environment of land operations.

  A variety of companies around the world currently manufacture robots for use in military, law enforcement and civilian applications. The size of these robots varies from as small as a shoebox to as large as a tele-operated tank. Control and traction methods vary considerably. Some are controlled by radio frequency while others use fiber optic or coax cable. Traction varies from tank-like tracks to multi-wheel combinations.

  Advances   in  remote-control  technologies  are   leading   to
increased use of UGVs. For example, UGVs are expected to produce significant changes in ground warfare. Under a plan presented to the US Congress by Senator John Warner of Virginia in May 2000, by 2015 one-third of US ground combat vehicles would be unmanned(5)

  Major Components of Robots

  * Platform - This includes the motors, drive train, power source, and structural components. The platform could be a specially designed robot or a standard military or commercial vehicle.
  * Operator Control Unit - The command and control unit allows the user to control the robot and its functions in an intuitive fashion.
   The  control  unit  is  compact,  lightweight,  and  easy   to
   operate. It is made of durable waterproof materials, has its own battery source, and can operate under difficult and severe environmental conditions. The control unit allows two-
   way   communication  with  the  robot,  i.e.  it  enables  the
   operator to send instructions to the robot, as well as receive information back from the robot such as real-time
   video   pictures,   battery  status,  traveling   speed,   and
   temperature.
  * Communications - The communication system provides the clear transmission of data (operator instructions, video images etc.) at the robot's operating range. Most robots use wireless radio
   frequency   (RF)   communication  as  the  primary   mode   of
   communication, although some robots use a fiber optic cable.
  * Tools - These enable the robot to carry out its primary mission. Tools may include a manipulator with adequate reach and freedom, camera, disrupter, x-ray detector and various sensors and weapon systems.

  Most current UGV manufactures do not produce all the components of the system. In particular, they outsource production of the control and communication systems to more specialist producers. It is also very difficult to quantify the total size of the global UGV market.

      We design and produce the operator control unit and the communication devices for the UGV's. When a customer requests that we produce a complete UGV, we outsource the UGV's platform, tools and sensors to third party manufacturers.

Our Target Market

  Our   target  market  is  the  full  range  of  military,   law
enforcement   and  civilian  mission-critical  applications   for
unmanned ground vehicles.

  Advances in remote-control technologies are leading to increased use of UGV's. For example, UGVs are expected to produce significant changes in ground warfare. Under a plan presented to the US Congress by Senator John Warner of Virginia in 2000, by 2015 one-third of US ground combat vehicles would be unmanned. The Senate Armed Services Committee responded by earmarking $246 million in the 2001 budget for research in unmanned ground and air systems. The US defense budget also includes significant funding for unmanned vehicle projects including research by the Defense Advanced Research Projects Agency (DARPA), which develops advanced technologies for the US Army's future combat systems.


(5) United States Senate, Committee on Armed Services, May 10, 2000

  Over time, robotic technologies will enable UGV's to be more independent. Autonomous and semi autonomous mobile robots maneuvering between obstacles in real environments and operating independently, is one of the most challenging research and development topics in mobile robotics today. The control algorithms under development include collecting information from various sensors (laser range finders, ultrasonic sensors, infrared sensors), processing this information, including use of artificial intelligence, and generating real-time instructions for the desired robot motion. However, it is expected to be many years before robots are truly autonomous.

  Additionally, since many of the UGV producers, which in many instances are our competitors, do not produce the operator control unit or the communication devices for their UGV's, we also view certain of our competitors as potential customers.

  Military Applications:

  *   Explosive  Ordinance  Disposal (EOD).  Robots  reduce  or
    eliminate   the  bomb  technician's  time-on-target.   Procedures
    performed during bomb disposal missions include surveillance and inspection, X-ray imaging, and disruption. These tasks require that sensors or tools be placed in close proximity to the threat. A robot takes risk out of potentially deadly scenarios and lets a bomb technician focus on what to do with the explosive device rather than on the immediate danger to his own life.
  * Mine clearing. Current robot sensor payloads include metal detection array, infrared imager, ground penetrating radar, thermal neutron activation detector and devices to mark the ground where mines have been detected.
  * Other military applications. There are many other military tasks that are candidates for UGV employment. These include:
  *    Weapons platform;
  *    Reconnaissance and intelligence gathering;
  * Target acquisition, including a kamikaze role of guiding weapons to target;
  * Nuclear, biological and chemical (NBC) warfare surveillance and monitoring;
  *    Ambushes;
  *    Decoy and deception;
  * Combat engineering, including establishing and breaching obstacles;
  *    Communications relay;
  *    Remote sensors deployment and monitoring;
  *    Deploying mines;
  *    Forward area re-supply; and
  *    Adding greater realism in training exercises.

   Law Enforcement Applications:

  * Improvised Explosive Devices (IED). This was one of the earliest applications of remotely controlled robots, developed by the British Army in the early 1970's for use in Northern Ireland. While there are many similarities between military and law enforcement bomb disposal operations, the threats are sufficiently different to treat the two as separate markets. In addition to EOD, law enforcement bomb disposal more likely involves dealing with relatively unstable explosive devices. The very act of approaching a suspected object can be dangerous as points along the path to the device may be booby-trapped. In addition, no matter how careful a bomb technician is in the inspection or handling of an IED, the possibility always exists that the bomber is waiting nearby to remotely operate the device or a secondary device when the bomb technician is within range.

  There are approximately 550 bomb squads in the United States. According to an April 2000 report prepared by the Counter Terrorism Technology Support Office (CTTSO), less than 30 percent are equipped with bomb disposal robots. While this percentage may have risen since September 11, 2001 we believe there exists a significant market in the USA for bomb disposal robots.

  * Other law enforcement applications. Other likely law enforcement applications for robots include surveillance, SWAT tasks and exchanging messages during hostage negotiations.

Civilian Applications

    Generally any industry or job involving the "three Ds" should consider a dedicated robot or remote operated conversion of their standard vehicle. Examples include nuclear plant maintenance, inspection and decommissioning and the demolition industry, which performs many dangerous tasks while pulling down a building. Another important civilian application is firefighting and rescue services.

Customer Needs Common for all Applications

  A major customer need common for all applications is for integrated UGV systems with the ability to complete a total mission, versus an individual task. A robot may be able to perform a number of tasks very well, but if it fails or the user believes it will fail in the performance of one task required to complete a particular mission, its utility is greatly diminished. To meet this need UGV companies will have to provide integrated solutions that can be easily tailored to the users' mission requirements.

  Our Strategy

  Our goal is to be a world leader in the development and production of advanced wireless control systems and integrated solutions for UGV robots. We aim to provide integrated solutions to meet the needs of a wide range of mission-critical military, law enforcement and civilian applications.

  Key elements of our strategy to accomplish this goal are to:
  * Invest resources in order to focus on providing UGV solutions;
  * Seek strategic alliances with leading current international producers of UGV platforms;
  * Build on our own experience and our close ties with Israeli security services and defense contractors focusing on meeting the customers' need for an integrated solution; and
  * Expand into new international markets, using the most appropriate marketing and distribution channels for these markets.

  It is common for robots of a particular configuration to be needed in only small quantities. Therefore our business model includes several, possibly complementary, approaches:

  * Sell complete robot systems to the end-user. Sales of complete systems have the highest potential profitability, however competition here is greatest.
  * Sell our remote control systems to a current major UGV producer for incorporation in their robots. Although profitability per unit is relatively lower, overall profitability may be higher due to the greater volumes involved and the savings on direct marketing.
  * Sell customized solutions to meet specific customer needs. Profitability is potentially high, however volumes are relatively low.

Customers

During the nine months ended September 30, 2003 and the years ended December 31, 2002 and 2001, our largest customers were:

Client's     2001      % of       2002      % of    September    % of
  Name      (NIS)     total      (NIS)     total       30       total
                     revenue               revenue    2003      revenue
                                                      (NIS)
-----------------------------------------------------------------------
Police     787,957    10.74     689,557     9.59     377,858    7.29
M.o.D.   2,602,506    35.49   3,372,106    46.91   1,753,431   33.85
RAFAEL     241,092     3.29     518,448     7.21   1,202,170   23.21

Intellectual Property

  We   rely  on  the  skills,  know-how  and  experience  of  our personnel, as well as that of our other contractors, for our competitive advantage. We do not have any registered patents or trademarks. Additionally, we do not have any confidentiality agreements with our employees or suppliers to protect our intellectual property.

Competition

  We  believe  that our competitors include, but are not limited to:
  *    Cybernetix, France
  *    ESI, Canada
  *    Foster-Miller, USA
  *    Kentree, Ireland
  *    OAO Robotics (acquired by Lockheed Martin, Dec. 2001), USA
  *    Remotec (subsidiary of Northop Gruman), USA
  * RAFAEL Ltd., the Israel Aircraft Industries Ltd., the Israel Military Industries Ltd., Elbit Ltd., and Elop Ltd. (all Israeli companies).

  We believe that our competitive edge is the quality, product features and level of integration of our solutions. Because of Israel's security situation and our close work with the Israel Defense Forces (IDF) and the Israeli police, we have extensive experience in a wide range of military and law enforcement applications. We have the ability to provide fast and reliable solutions to meet the immediate operational needs of front-line IDF units as they arise.

  In addition, many of our major competitors do not produce themselves the remote control component (the "brain") of the UGVs they market. They outsource this production to other more specialized producers. In contrast, we develop and produce this crucial component ourselves. Although some of the above are, to some extent, our competitors, they are also potential customers.

  According to research in the US, the most important issues in current UGV usage include the ability to provide integrated solutions and dependable control and communication systems(6). We have particular expertise and experience in these two critical areas. Overall, we believe that this experience gives our technology and applications a crucial competitive advantage over those of our competitors which do not have this experience.

Material Agreements

In August 2001, we entered into an agreement with IDB for a revolving line of credit facility whose limit, as of September 30, 2003, was 1,600,000 NIS. As of September 30, 2003, the
outstanding balance on the line of credit was 1,569,360.71 NIS. The line of credit bears interest at a rate of Prime + 3% per annum. The line of credit is evidenced by a debenture issued to IDB, which requires Inrob to get the consent of IDB prior to Inrob taking certain actions, most important of which is prior to the sale of any of Inrob's shares, which could hinder our ability to raise additional capital in the future. In connection with the debenture, we have pledged and assigned all of our revenues from purchase orders with the Israeli Police, the Knesset (Israeli Parliament) and the Ministry of Defense and other receivables and assets to IDB. If we violate any of the restrictions placed on our business in connection with the debenture, IDB may demand immediate repayment of all of our outstanding debt owed to IDB, which would adversely affect our operations.

In January 2004, we entered into an investment agreement with Balboa Capital Markets Inc.
The agreement with Balboa Capital Markets includes its commitment to purchase from Inrob 11,000,000 common shares, constituting five and a half (5.5%) percent of the total issued and outstanding capital stock of Inrob, calculated on a post-issue fully diluted basis, with a par value of 0.01 NIS each, for total aggregate payment of 71,500$ (seventy one thousand and five hundred USD). The agreement stipulates that such investment may be made either by way of direct transfer of funds into the Inrob's account or by way of payment by Balboa Capital Markets of expenses required and approved by Inrob. The shares were issued to Balboa Capital Markets upon execution of the investment agreement..



(6) "Unmanned Ground Vehicles (UGV) Lessons Learnt" Report Number 1869, Space & Naval Warfare Systems Command, San Diego, November
2001

In January 2004, we entered into an investment agreement with Lion Inc.. The agreement with Lion includes its commitment to purchase from Inrob 19,000,000 common shares, constituting nine and a half (9.5%) percent of the total issued and outstanding capital stock of Inrob, calculated on a post-issue fully diluted basis, with a par value of 0.01 NIS each, for total aggregate payment of 123,500$ (one hundred and twenty three thousand and five hundred USD). The agreement stipulates that such investment may be made either by way of direct transfer of funds into Inrob's account or by way of payment by Lion of expenses required and approved by Inrob. The shares were issued to Lion upon execution of the investment agreement.

Employees

  We currently have 16 employees, all of whom have government security clearance. Many also have Top Secret clearance, allowing us to work with our customers in highly classified environments.
We believe that our relations with our employees are good.

  Breakdown of our employees as of January 7, 2004 by function:

            -------------------------------------------
            Department                      Number
                                              of
                                           Employees
            -------------------------------------------
            CEO                                1
            Service Technicians &              11
            Engineers
            Service Coordinator                1
            Production Manager                 1
            Marketing & Sales                  1
            General & Administration           2
            -------------------------------------------
            Total                              17
            -------------------------------------------

  We anticipate recruiting additional staff, as needed, to support our expansion into new markets.

  Severance pay expenses amounted to 29,400 NIS in 2002 and 111,552 NIS for the nine months ended September 30, 2003.

     Terms of employment for Inrob's employees are individually negotiated with each and every employee. The relationship between the parties, their rights and mutual duties are determined solely on the basis of the agreements reached after these negotiations.

    When negotiating the working conditions and wages of its employees, Inrob did not take into account payments and/or benefits and/or advantages workers may be entitled to according to provisions set by Israeli legislation, adjudication set by Israeli courts, collective employment agreements that may apply to the company by power of expansion orders or any other source outside the parties' agreements. The company has no knowledge as to whether it adheres to the aforementioned legal requirements.

Facilities

  Our principal executive offices are located at 2 Haprat Street, Yavne, Israel, some 25 km south of Tel Aviv. We lease approximately 1,135 m2 of office space at a monthly rent of US$4,767. This sum is converted to NIS based on the relevant U.S. Dollar to NIS conversion rate at the date of payment, with a minimum rate, set in the rent agreement, of $1.00 = 4.76 NIS. We actually use only 810 m2 of the aforementioned office space. The rest of the space is subleted. Our lease expires on January 1, 2006, though Inrob's contract allows it to end the engagement upon a 90 days prior notice, as of December 31, 2004. We believe that our current facilities are adequate to conduct our business.


Legal Proceedings

  Inrob Ltd. is not currently involved in any material legal proceedings.

        OPERATING AND FINANCIAL REVIEW AND PROSPECTS

This discussion of Inrob's financial condition and results of operations should be read in conjunction with the audited consolidated financial statements for the years ended December 31, 2002, 2001 and 2000 and the notes thereto, as well as with the unaudited consolidated financial statements for the nine months ended September 30, 2003 and 2002 and the notes thereto. Inrob prepares and files its consolidated financial statements and Management's Discussion and Analysis in U.S. dollars (unless otherwise stated) and in accordance with United States generally accepted accounting principles ("GAAP").

  Inrob Ltd. was established in 1988 as an engineering firm providing a cost-efficient solution for organizations to outsource maintenance of critical and sophisticated equipment. We now provide maintenance support of industrial electronic, electro-mechanical, optical and other scientific equipment, mainly to customers in the defense industry.

  Inrob and its management team built on this engineering experience and customer base and in 1992 expanded into a second area of operations. Today we are one of Israel's leading developers, integrators and producers of advanced wireless control solutions for unmanned ground vehicle (UGV) robots. Our remote control systems are the "brains" for many UGV solutions.

  The current nature of Israel's security situation coupled with our close work with the Israel Defense Forces (IDF) and the Israeli police, has helped us gain extensive experience in a wide range of military and law enforcement UGV applications and control solutions. We have the ability to provide fast and reliable solutions to meet the immediate operational needs of front-line IDF units as they arise. We recently began targeting the civilian applications market, which includes dangerous tasks such as nuclear plant maintenance, inspection and decommissioning, the demolition industry and firefighting and rescue services.

  Our UGV solutions include:
  *    Remote control systems (the "brains" of any robot)
  *    Complete robot systems
  *    Customized solutions

  We are ISO-9001: 2000 certified to design, manufacture and maintain electronic, optical and electro-mechanical equipment and are a certified supplier to the Israel Defense Forces and the Israeli Air Force. We have also been issued a certificate from the Israeli Air Force stating that our quality system is approved to perform inspection of products and services supplied to the Israeli Air Force.

Critical Accounting Policies

We believe the following represent our critical accounting policies:

The accounting policies of the Company are in accordance with generally accepted accounting principles of the United
States of America, and their basis of application is consistent with prior years. Outlined below are those policies considered particularly significant:

  Inventory

     Inventory is stated at the lower of cost (first-in, first-out method) and net realizable value.

  Revenue Recognition

     The Company recognizes revenue from sale of products upon delivery when the risk and title to the product transfers to the customer. Revenue from service contracts is recognized on a straight-line basis over the contract period.

  Equipment

     Equipment is stated at cost less accumulated depreciation. Depreciation is based on the estimated useful lives of the assets and is provided using the undernoted annual rates and methods:

       Office equipment          10-20%          Straight line

       Vehicles                   15%            Straight-line

       Furniture and             6-33%           Straight-line
       fixtures

       Leasehold                  20%            Straight-line
       improvements

  Accounting for Foreign Currency Transactions and
  Translation

     The Company's functional currency is the Israeli New Shekel. Transactions in foreign currencies are recorded in the Israeli New Shekel based on the prevailing rates of exchange on the transaction date. Realized foreign exchange gains or losses have been charged to income in the year. Foreign exchange gains and losses from translation of the financial statements have been reflected separately in shareholders' equity as Accumulated Other Comprehensive Income.

  Use of Estimates

     The preparation of financial statements, in conformity with U.S. generally accepted accounting principles, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Recently Issued Accounting Standards

     The FASB recently issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," that is applicable to financial statements issued for fiscal years beginning after December 15, 2001. The FASB's new rules on asset impairment supercede FASB Statement 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of," and portions of APB Opinion 30, "Reporting the Results of Operations." SFAS No. 144 provides a single accounting model for long-lived assets to be disposed of and significantly changes the criteria that must be met to classify an asset as "held-for-sale." Classification as "held-for-sale" is an important distinction since such assets are not depreciated and are stated at the lower of fair value and carrying amount. SFAS No. 144 also requires expected future operating losses from discontinued operations to be displayed in the period(s) in which the losses are incurred, rather than as of the measurement date as currently required. The provisions of SFAS No. 144 are not expected to have a material effect on the Company's financial position or operating results.

Results of Operations

Three Months ended September 30, 2003 Compared to Three
Months ended September 30, 2002

Revenues of Inrob for the quarter ended September 30, 2003 decreased approximately 8.5% to $329,335 from $360,070 for the quarter ended September 30, 2002. The decrease was due to the cyclical nature of Inrob's business. Revenues in any particular quarter are dependant on particular projects which the company undertakes in the particular quarter. Such projects might not be evenly spread across a financial year. During the three months ended September 30, 2003, we derived approximately 69.9% of our revenues from four main customers as compared to approximately 63.3% for the comparable period in 2002.

        ---------------------------------------------------------
         Client's      Three months ended    Three months ended
           Name        September 30, 2003    September 30, 2002
                      (%of total revenue)   (%of total revenue)
        ---------------------------------------------------------
          Police              8.15                  8.60
          M.o.D.             40.28                 42.16
          Knesset             5.29                  4.74
          RAFAEL              3.52                  7.76
        ---------------------------------------------------------

Cost of sales for the three months ended September 30, 2003 decreased approximately 6.7% to $230,987 from $247,697 for the comparable period ended in 2002. This decrease is primarily due to lower revenues during the quarter ended
September 30, 2003.

Gross profit for the three months ended September 30, 2003 decreased by approximately 12.5% to $98,348 from $112,373 in the comparable period ended September 30, 2002. The decrease was primarily the result of a sharper decrease in revenues than the decrease in cost of sales for the three months ended September 30, 2002. Gross profit as a percentage of revenues during the same periods decreased to 29.8% during the three months ended September 30, 2003 from 31.2% during the three months ended September 30, 2002, which was primarily the result of a different mix of projects that Inrob undertook, which produced a different level of gross profit.

Selling, general and administrative expense decreased during the quarter ended September 30, 2003 by 45.0% to $72,504 from $131,839 for the comparable period ended in 2002. This decrease is primarily due to a one-time consulting fee paid
in 2002.   Selling, general and administrative expense as a
percentage of net revenues decreased during the quarter ended September 30, 2003 to 22.0% from 36.6% during the comparable period ended in 2002.

Other expense, including interest, during the three months ended September 30, 2003 increased to approximately $32,670 from other income of $20,163 for the comparable period in 2002. Financing costs decreased to $24,738 during the first quarter ended September 30, 2003 from financing costs of $31,044 during the comparable period ended in 2002. This was primarily a result of the change in the dollar/shekel exchange rate as well as the decrease in the prime interest rate in the Israeli market.

Net loss decreased approximately 81.9% during the quarter ended September 30, 2003 to $20,193 from $111,861 in the comparable period ended in 2002.

Nine Months ended September 30, 2003 Compared to Nine Months ended September 30, 2002

Revenues of Inrob for the nine months ended September 30, 2003 decreased approximately 5.2% to $1,101,802 from $1,162,826 for the nine months ended September 30, 2002. The decrease was due to standard fluctuations in the company's business performance. During the nine months ended September 30, 2003, we derived approximately 70.45% of our revenues from four main customers as compared to 57.23% for the comparable period in 2002.

        ----------------------------------------------------------
         Client's      Nine months ended     Nine months ended
           Name        September 30, 2003    September 30, 2002
                      (%of total revenue)   (% of total revenue)
        ----------------------------------------------------------
          Police              7.29                  8.15
          M.o.D.             33.85                 40.28
          Knesset             6.10                  5.29
          RAFAEL             23.21                  3.52
        ----------------------------------------------------------

Cost of sales for the nine months ended September 30, 2003 increased approximately 1.2% to $764,100 from $755,292 for the comparable period ended in 2002. This increase is primarily due to standard fluctuations in input prices and marketing costs.

Gross profit for the nine months ended September 30, 2003 decreased by approximately 17.1% to $337,702 from $407,534 in the comparable period ended September 30, 2002. The decrease was primarily the result of an increase in the cost of sales and a decrease in revenues. Gross profit as a percentage of revenues during the same periods decreased to 30.6% during the nine months ended September 30, 2003 from 35.0% during the nine months ended September 30, 2002, which was primarily the result of an increase in the cost of sales and a decrease in revenues.

Selling, general and administrative expense decreased during the nine months ended September 30, 2003 by 4.9% to $234,956 from $246,998 for the comparable period ended in 2002. This decrease is primarily due to the corresponding decrease in Inrob's business activities and sales. Selling, general and administrative expense as a percentage of net revenues remained constant during the nine months ended September 30, 2003 at 21.3% as compared to the comparable period ended in 2002.

Other expense, including interest, during the nine months ended September 30, 2003 increased to $93,865 from $72,487 for the comparable period in 2002. Financing costs increased to $72,278 during the nine months ended September 30, 2003 from financing costs of $51,346 during the comparable period ended in 2002. This was primarily a result of an increase in the prime rate in Israel and an increase in Inrob's liability to its banks.

Net loss decreased approximately 81.7% during the nine months ended September 30, 2003 to $(4,486) from $(24,509) in the comparable period ended in 2002.

Fiscal Year Ended December 31, 2002 Compared to Fiscal  Year
Ended December 31, 2001

Revenues of Inrob for fiscal year ended December 31, 2002 ("Fiscal 2002") decreased approximately 12% to $1,541,327 from $1,753,416 for fiscal year ended December 31, 2001 ("Fiscal 2001"). The decrease was primarily due to exchange rate differences between the said periods. The average U.S. Dollar to NIS exchange rate for Fiscal 2002 was 1:4.738, whilst the average U.S. Dollar to NIS exchange rate for Fiscal 2001 was 1:4.206; and thus whilst the NIS figures actually show an increase in Inrob's revenues during the said periods, the U.S. Dollar converted figures show a decrease. During Fiscal 2002, we derived approximately 68.99% of our revenues from four main customers.

   ---------------------------------------
   Client's Name         Fiscal 2002 % of
                         total revenue
   ---------------------------------------
       Police                 9.59
       M.o.D.                46.91
       Knesset                5.28
       RAFAEL                 7.21
   ---------------------------------------

Cost of sales for Fiscal 2002 decreased approximately 23.1% to $1,060,435 from $1,378,907 for Fiscal 2001. This decrease is primarily due to the aforementioned exchange rate differences between the said periods as well as a decrease in salary expenses and the relative abundance of low cost production projects in Fiscal 2002, compared to Fiscal 2001.

Gross profit for fiscal 2002 increased by approximately 28% to $480,892 from $374,509 in Fiscal 2001. The increase was primarily the result of the decrease in cost of sales for Fiscal 2002, compared to Fiscal 2001 caused by the aforementioned exchange rate differences between the said periods. Gross profit as a percentage of revenues during the same periods increased significantly to 31.2% in Fiscal
2002 from 21.3% in Fiscal 2001, which was primarily the result of the aforementioned exchange rate differences between the said periods. Whilst the NIS figures actually show an increase in Inrob's gross profit as a percentage of revenues during the said periods, the U.S. Dollar converted figures show a decrease.

Selling, general and administrative expense increased in Fiscal 2002 by 25.8% to $286,053 from $227,345 for Fiscal
2001. This increase is primarily due to an increase in management wages and consulting services costs. Selling, general and administrative expense as a percentage of net revenues, increased in Fiscal 2002 to 18.5% from 12.9% in Fiscal 2001.

Other expense, including interest, for Fiscal 2002 increased to approximately $61,559 from $(3,563) for Fiscal 2001.
Sale of equipment generated $3,527 in Fiscal 2002 compared to a loss of $3,563 caused in Fiscal 2001 due to the sale of equipment. In Fiscal 2002, we recorded a one-time charge of $58,032 to reflect the write-down of a related party loan receivable.

Net loss available to common shareholders decreased approximately 70.8% in Fiscal 2002 to $(44,917) from $(153,977) in Fiscal 2001.

Fiscal Year Ended December 31, 2001 Compared to Fiscal  Year
Ended December 31, 2000

Revenues of Inrob for fiscal year ended December 31, 2001 ("Fiscal 2001") decreased approximately 7.7% to $1,753,416 from $1,900,955 for fiscal year ended December 31, 2000 ("Fiscal 2000"). The decrease was primarily due to exchange rate differences between the said periods. The average U.S. Dollar to NIS exchange rate for Fiscal 2000 was 1:4.077, whilst the average U.S. Dollar to NIS exchange rate for
Fiscal 2001 was 1:4.206. Also, sales to Israeli market decreased during Fiscal 2001. During Fiscal 2001, we derived approximately 51.19% of our revenues from four main customers.

  ----------------------------------------
   Client's Name      Fiscal 2001 % of
                      total revenue
  ----------------------------------------
       Police                10.74
       M.o.D.                35.49
       Knesset                1.67
       RAFAEL                 3.29
  ----------------------------------------

Cost of sales for Fiscal 2001 increased minimally to $1,378,907 from $1,352,829 for Fiscal 2000. This increase is primarily due to an increase in the cost of inputs during Fiscal 2001.

Gross profit for Fiscal 2001 decreased by approximately 31.7% to $374,509 from $548,126 in Fiscal 2000. The decrease was primarily the result of an increase in the cost of inputs during Fiscal 2001 and the aforementioned exchange rate differences between the said periods. Gross profit as a percentage of revenues during the same periods decreased to 21.3% in Fiscal 2001 from 28.8% in Fiscal 2000, which was primarily the result of a sharp decrease in gross profit and an increase in the cost of inputs during Fiscal 2001.

Selling, general and administrative expense increased in Fiscal 2001 by 28.3% to $227,345 from $177,122 for Fiscal
2000. This increase is primarily due to an increase in management wages. Selling, general and administrative expense as a percentage of net revenues, increased in Fiscal 2001 to 12.9% from 9.3% in Fiscal 2000.

Other expense, including financing costs, for Fiscal 2001 decreased to $117,597 from $364,153 for Fiscal 2000.
Financing costs increased to $89,650 in Fiscal 2001 from $71,222 in Fiscal 2000. This decrease in other expenses was primarily as result of a loss on forgiveness of debt incurred in 2000.

Net loss available to common shareholders increased approximately 512.0% in Fiscal 2001 to $153,977 from $25,221 in Fiscal 2000. The increase in net loss was primarily a result of a decrease in sales, an increase in the cost of inputs during Fiscal 2001 and the aforementioned exchange rate differences between the said periods.

Liquidity and Capital Resources

As of September 30, 2003, we had a working capital deficit of approximately $94,616. We believe that our revolving line of credit facility with the Israel Discount Bank Ltd. ("IDB"), together with projected cash generated from operations will provide sufficient financial resources to finance the current operations of the Company through March 31, 2004.

We have primarily financed our operations through cash generated from our operations, as well as through loans from banks. In August 2001, we entered into an agreement with IDB for a revolving line of credit facility whose limit as of September 30, 2003 was 1,600,000 NIS. As of September 30, 2003, the outstanding balance on the line of credit was 1,569,360.71 NIS. The line of credit bears interest at a rate of Prime + 3% per annum. The line of credit is evidenced by a debenture issued to IDB, which requires Inrob to get the consent of IDB prior to Inrob taking certain actions, most important of which is prior to the sale of any of Inrob's shares, which could hinder our ability to raise additional capital in the future. In connection with the debenture, we have pledged and assigned all of our revenues from purchase orders with the Israeli Police, the Knesset (Israeli Parliament) and the Ministry of Defense and other receivables and assets to IDB. If we violate any of the restrictions placed on our business in connection with the debenture, IDB may demand immediate repayment of all of our outstanding debt owed to IDB, which would adversely affect our operations.

In February 2003, we borrowed an additional 468,000 NIS from Bank Mizrahi for car leasing. We are currently repaying the loan to Bank Mizrahi in monthly installments of 10,210.50 NIS. The loan bears a nominal interest at the rate of Prime + 0.75% per annum and is due on 2/27/05.

We believe that our revolving credit facility with IDB will continue, however, as of December 18, 2003, the outstanding balance on our credit facility was 1,756,291 NIS. Since we are currently at the limit of the borrowing amount of our credit facility with IDB, our only funding sources are from our operations, which may not be sufficient to continue to fund our current and future business.

OFF-BALANCE SHEET ARRANGEMENTS

Contractual Obligations and Commercial Commitments

The Company's significant contractual obligations as of September 30, 2003 are for debt and operating leases. Debt by year of maturity and future rental payments under operating lease agreements are presented below. We have not engaged in off-balance sheet financing or commodity contract trading, other than the lease of five cars, with a total value, as of February 2003, of 590,000 NIS. These cars are formally registered under the name of Ben-Tsur Joseph, as Trustee, in order to not to harm their resale value, however, we have entered a trust agreement with Mr. Joseph whereas Mr. Joseph as trustee is the merely the registered owner of the vehicle, however, all of the right, title and interest in the vehicles remains with Inrob.

------------------------------------------------------------------------------------------------
Contractual Obligations                    Payments Due by Period

                                  Total        Less than 1      1-3 years       4-5    After 5
                                                  year                         years    years
------------------------------------------------------------------------------------------------
Rent                         502,823.16 NIS   251,411.58 NIS  251,411.58 NIS

Operating lease (car         302,646 NIS(7)   165,852 NIS     136,794NIS
leasing)
------------------------------------------------------------------------------------------------



QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

We are exposed to market risk related to fluctuations in interest rates on our debt. Increase in prevailing interest rates could increase our interest payment obligations relating to variable rate debt. For example, a 100 basis point increase in interest rates would increase annual interest expense by 3,753 NIS.
























(7)2004 - 165,852 NIS; 2005 - 86,654 NIS; 2006 - 30,084 NIS; 2007 - 20,056 NIS

                         MANAGEMENT

Directors and Executive Officers

  Our sole director will hold office until the next annual meeting of our shareholders or until his successors is duly elected and qualified. Our executive officers serve at the pleasure of the Board of Directors. The directors and officers of the Company are listed below with information about their respective backgrounds.

       Name                  Age         Position

  Ben-Tsur Joseph             45        President and Sole Director
  Nissim Halabi               42        Chief Executive Officer



  Mr.  Ben-Tsur  Joseph, Co-founder, President  and  sole
Director,  founded the Company with Mr. Itshak Hamamy  in
1988 and was joint CEO with Mr. Hamamy until 1999. He has extensive experience and knowledge of the UGV operations and continues to work closely with major defense clients.
Mr. Joseph is currently the president and sole director of Inrob. Mr. Joseph military service was in an elite unit of the Israeli Air Force from 1978 to 1984.

  Mr. Nissim Halabi - CEO, joined the Company at its inception in 1988 and became CEO in 1999. From 1994 to 1999, Mr. Halabi was a Service Manager with Inrob. He has extensive experience in all areas of the Company's operations, in particular the UGV operations. Mr. Halabi served as an officer in a combat unit in the IDF. Mr. Halabi received his certification as an Electronics Practical Engineer from the Tel-Aviv University in 1988.

Executive Compensation

  The following table sets forth the cash and all other compensation of our executive officers and directors during each of the last three fiscal years. The remuneration described in the table includes the cost to the Company of any benefits which may be furnished to the named executive officers, including premiums for health insurance and other benefits provided to such individual that are extended in connection with the conduct of our business. The executive officers named below did not receive any manner of compensation in the years set forth below.

 Summary Compensation Table


                            ANNUAL COMPENSATION                         LONG TERM COMPENSATION
-------------------------------------------------------------------------------------------------------------------------------
  Name and                                            Other Annual            Awards               Payouts       All
  Principal Position       Year     Salary    Bonus   Compensation           --------             ---------      Other
                                     Cost                            Restricted  Securities         LTIP         Compensation
                                 To employer                                     stock Underlying   Payouts ($)
                                     NIS                             Awards ($)  Options SARs(#)
-------------------------------------------------------------------------------------------------------------------------------

 Ben-Tsur Joseph           2002    206,265      0          0            0             0               0             0
  Co-President             2001    347,931      0          0            0             0               0
                           2000    442,705      0          0            0             0               0             0

Itschak Hamamy             2002    160,679      0          0            0             0               0             0
  Former Co-President      2001    137,861      0          0            0             0               0             0
                           2000         -       0          0            0             0               0             0

Nissim Halabi              2002    345,830      0          0            0             0               0             0
  CEO                      2001    350,077      0          0            0             0               0             0
                           2000    285,009      0          0            0             0               0             0


Stock Option Plans

  We do not have any long-term compensation plans or stock option plans.

Other Employee Benefit Plans

  We currently have no fringe benefit plans that have inured to the benefit of the above individuals

Employment Agreements
  We do not have any written employment agreements with any of our employees.

We entered into an agreement with our President, Mr. Joseph, on October 1, 2003, pursuant to which Mr. Joseph will cause a company or companies under his control ("Joseph's Companies") to be chosen by Mr. Joseph from time to time, to provide Inrob with management services, the services shall be of nature and scope as shall be required by Inrob from time to time ("Services"). According to the agreement, Mr. Joseph shall be the sole representative of Joseph's Companies' authorized to provide the Services; and that Joseph's Companies' shall not appoint any other representative to provide the Services.

  In consideration for providing the Services, Inrob shall pay the relevant company which provided the Services at such time a fixed monthly sum of $15,000 (fifteen thousand US Dollars) + VAT during the period commencing on October 1, 2003 and terminating on September 30, 2004 and the fixed sum of $20,000 (twenty thousand U.S. Dollars) + VAT for every month thereafter at the rate provided by Israeli Law. In addition, Inrob shall provide Joseph's Companies' representative, chosen by Joseph's Companies to grant the Services to Inrob, with two vehicles and two cellular phones, all related expenses of which will be incurred by Inrob, including all taxes payable thereon. We have not entered into a non-compete or confidentiality agreement with Mr. Joseph.

      MAJOR SHAREHOLDERS AND RELATED PARTY TRANSACTIONS

  The following table describes, as of the date of this prospectus, the beneficial ownership of our Common Stock by persons known to us to own more than 5% of such stock and the ownership of Common Stock by our directors, and by all officers and directors as a group.


                                             Percentage       Percentage
 Name and Address           Common Stock(1)  Before Offering  After Offering
 ----------------           ---------------  ---------------  --------------

Ben-Tsur Joseph                  85,000,000        42.5%           42.5%
Itschak Hamamy                   85,000,000        42.5%           42.5%
Nissim Halabi                        -0-             --              --
Lion Inc.(2)                     19,000,000         9.5%            0.0%
Balboa Capital Markets Inc.(3)   11,000,000         5.5%            0.0%


All Officers and Directors      170,000,000        85.0%           85.0%
 as a Group (2 persons)

  (1) Pursuant to the rules and regulations of the Securities and Exchange Commission, shares of Common Stock that an individual or entity has a right to acquire within 60 days pursuant to the exercise of options or warrants are deemed to be outstanding for the purposes of computing the percentage ownership of such individual or entity, but are not deemed to be outstanding for the purposes of computing the percentage ownership of any other person or entity shown in the table.
  (2) Lion's address is 1685 54th  St., Brooklyn, N.Y.
  11219.
  (3) Balboa Capital Markets' address is 9061E. Alondra Blvd., Bellflower, Ca, 90706.



                 RELATED PARTY TRANSACTIONS

  During the years ended December 31, 2003, 2002 and 2001, we entered into transactions with certain related parties.

During the years ended December 31, 2003, 2002 and 2001, we charged Elina Industries, Ltd., a company controlled by
Messrs Hamamy and Joseph, for premises we sub-leased to Elina and other services totaling 377,338 NIS 267,791 NIS and 274,249 NIS, respectively, for due rent, related expenses and other services. Our agreement with Elina states that each party shall procure services and/or will purchase products from the other party, and will provide services and/or sell products to the other party, as may be agreed between the parties from time to time. Included in its commitment to procure services from Inrob, Elina is obliged to procure from Inrob secretarial services, management services and office space for an aggregate sum of 850$ per month. As of December 31, 2003, we were owed an aggregate sum of 1,217,564 NIS by Elina.

We entered into an agreement with our President, Mr. Joseph, on October 1, 2003, pursuant to which Mr. Joseph will cause a company or companies under his control ("Joseph's Companies") to be chosen by Mr. Joseph from time to time, to provide Inrob with management services; which services shall be of nature and scope as shall be required by Inrob from time to time ("Services"). According to the agreement, Mr. Joseph shall be the sole representative of Joseph's Companies' authorized to provide the Services; and that Joseph's Companies' shall not appoint any other representative to provide the Services.

In consideration for providing the Services, Inrob shall pay the relevant company which provided the Services at such time a fixed monthly sum of $15,000 (fifteen thousand US Dollars) + VAT during the period commencing on October 1, 2003 and terminating on September 30, 2004 and the fixed sum of $20,000 (twenty thousand U.S. Dollars) + VAT for every month thereafter at the rate provided by Israeli Law. In addition, Inrob shall provide Joseph's Companies' representative, chosen by Joseph's Companies to grant the Services to Inrob, with two vehicles and two cellular phones, all related expenses of which will be incurred by Inrob, including all taxes payable thereon. We have not entered into a non-compete or confidentiality agreement with Mr. Joseph.

As  of  December 19, 2003, Mr. Itshak Hamamy,  our  previous director  (resigned 2003) and former co-CEO (resigned  1999)
borrowed from the Company an aggregate of 191,174 NIS.

As of December 19, 2003, Mr. Ben-Tsur Joseph, our president and sole director borrowed from the Company an aggregate of 218,499 NIS.


                  SELLING SECURITY HOLDERS

  The following tables set forth certain information concerning each of the selling security holders. The shares are being registered to permit the selling security holders and their transferees or other successors in interest to offer the shares from time to time

  Selling security holders are under no obligation to sell all or any portion of their shares. Particular selling shareholders may not have a present intention of selling their shares and may sell less than the number of shares indicated. The following table assumes that the selling shareholders will sell all of their shares.

  None of the Selling Shareholders were or are officers or directors of Inrob Ltd. and are not broker-dealers or affiliates of broker-dealers.

                                  Shares Beneficially      Percentage
                                         Owned            Total Shares
  Name and Address                 and Being Offered     After Offering
  ----------------                -------------------    --------------
  Lion Inc.(1)                          19,000,000            0.0%
  Balboa Capital Markets Inc.(2)        11,000,000            0.0%

  (1) On January 1, 2004, Inrob and Lion Inc. entered into an investment agreement. No person affiliated or associated with Lion Inc. has held any position or office with Inrob, or any of its predecessors or affiliates, within the past three years.
  (2) On January 1, 2004, Inrob and Balboa Capital Markets entered into an investment agreement. No person affiliated or associated with Balboa Capital Markets has held any position or office with Inrob, or any of its predecessors or affiliates, within the past three years.

Shares Eligible for Future Sale

  There are 30,000,000 shares of our common stock being registered in this offering. Of the remaining 170,000,000 shares of our outstanding common stock all of such shares are "restricted securities" as defined under Rule 144, substantially all of which are available for sale in the public market, subject to the provisions of Rule 144 under the Securities Act, or pursuant to this Registration Statement. Some of these restricted shares are eligible for re-sale under Rule 144.

  In general, under Rule 144 as currently in effect, a person or persons whose shares are aggregated, including an Affiliate, who has beneficially owned Restricted Shares for at least one year is entitled to sell, within any three-month period, a number of such shares that does not exceed the greater of:

  (i)      One  percent of the outstanding shares of  Common
Stock; or
  (ii) The average weekly trading volume in the Common Stock during the four calendar weeks preceding the date on which notice of such sale is filed with the Securities and Exchange Commission.

  Sales under Rule 144 are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about Inrob Ltd. In addition, a person who is not an Affiliate and has not been an Affiliate for at least three months prior to the sale and who has beneficially owned Restricted Shares for at least two years may resell such shares without regard to the requirements described above. Inrob Ltd. is unable to estimate the number of Restricted Shares that ultimately will be sold under Rule 144 because the number of shares will depend in part on the market price for the Common Stock, the personal circumstances of the sellers and other factors. See "Risk Factors--Shares Eligible for Future Sale" and "Risk Factors--Possible Volatility of Stock Price."

         DESCRIPTION OF SECURITIES TO BE REGISTERED

  The following is a summary description of our capital stock and certain provisions of our certificate of incorporation and by-laws, copies of which have been incorporated by reference as exhibits to the registration statement of which this prospectus forms a part.

General

  Our  authorized  capital  stock  consists  of  500,000,000 shares of common stock, 0.01 NIS par value per share. Our issued and outstanding capital stock consists of 200,000,000 shares of common stock, 0.01 NIS par value per share.

Common Stock

  The holders of the common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. Our certificate of incorporation and by-laws do not provide for cumulative voting rights in the election of directors. Accordingly, holders of a majority of the shares of common stock entitled to vote in any election of directors may elect all of the directors standing for election. Holders of common stock are entitled to receive ratably such dividends as may be declared by the Board out of funds legally available therefore. In the event of our liquidation or dissolution, holders of common stock are entitled to share ratably in the assets remaining after payment of liabilities. Holders of common stock have no preemptive, conversion or redemption rights. All of the outstanding shares of common stock are fully paid and non-assessable.

Transfer Agent

  The  transfer  agent for our common stock is Computershare
Trust  Company  Inc., 350 Indiana Street,  Golden,  Colorado
80401, and its telephone number is (303) 262-0600.


                    PLAN OF DISTRIBUTION

  No market currently exists for our shares. The price reflected in this Prospectus of $0.10 per share is the initial offering price of shares upon the effectiveness of this prospectus. At that time the selling shareholders may offer the shares for this price, until the shares are traded on the OTC Bulletin Board, if ever. At that time the price will be determined by the market and may not reflect the initial price of our shares after the offering. We cannot make any prediction at what range our shares will trade at, if any.

  The shares may be sold or distributed from time to time by the selling stockholders or by pledges, donees or transferees of, or successors in interest to, the selling stockholders, directly to one or more purchasers (including pledges) or through brokers, dealers or underwriters who may act solely as agents or may acquire shares as principals, prior to trading this price will be $0.10, after the shares are trading, if ever, it will be at market prices prevailing at the time of sale. After the shares are traded, if this happens, the distribution of the shares may be effected in one or more of the following methods:

  o    ordinary brokers transactions, which may include long
or short sales,
  o transactions involving cross or block trades on any securities or market where our common stock is trading,
  o purchases by brokers, dealers or underwriters as principal and resale by such purchasers for their own accounts pursuant to this prospectus,
  o "at the market" to or through market makers or into an existing market for the common stock,
  o in other ways not involving market makers or established trading markets, including direct sales to purchasers or sales effected through agents,
  o through transactions in options, swaps or other derivatives (whether exchange listed or otherwise), or
  o any combination of the foregoing, or by any other legally available means.

  Brokers, dealers, underwriters or agents participating in the distribution of the shares may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of shares for whom such broker-dealers may act as agent or to whom they may sell as principal, or both (which compensation as to a particular broker-dealer may be in excess of customary commissions). The selling stockholders and any broker-dealers acting in connection with the sale of the shares hereunder may be deemed to be underwriters within the meaning of Section 2(11) of the Securities Act of 1933, and any commissions received by them and any profit realized by them on the resale of shares as principals may be deemed underwriting compensation under the Securities Act of 1933. Neither the selling stockholders nor we can presently estimate the amount of such compensation. We know of no existing arrangements between the selling stockholders and any other stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of the shares. Because the selling stockholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act of 1933, the selling stockholders will be subject to the prospectus delivery requirements of the Securities Act of 1933. Each selling stockholder has advised us that the stockholder has not yet entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of the shares.

  At the time a particular offer is made by or on the behalf of the selling security holders, a prospectus, including any necessary supplement thereto, will be distributed which will set forth the number of shares of common stock, and the terms of the offering, including the name or names of any underwriters, dealers, or agents, the purchase price paid by any underwriter for the shares purchased from the selling security holders, any discounts, commissions and other items constituting compensation from the selling security holders, any discounts, commissions, or concessions allowed, re-allowed, or paid to dealers, and the proposed selling price to the public.

  We will not receive any proceeds from the sale of the shares of common stock pursuant to this prospectus already issued by the registrant. We have agreed to bear the expenses of the registration of the shares, including legal and accounting fees.

  We have informed the selling stockholders that certain anti-manipulative rules contained in Regulation M under the Securities Exchange Act of 1934 may apply to their sales in the market and have furnished the selling stockholders with a copy of such rules and have informed them of the need for delivery of copies of this prospectus.

  The selling stockholders may also use Rule 144 under the Securities Act of 1933 to sell the shares if they meet the criteria and conform to the requirements of such rule.


 CERTAIN PROVISIONS OF THE CERTIFICATE OF INCORPORATION AND
                           BYLAWS

  Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

  Inrob's articles of association, in accordance with the Israeli Companies Law, allow Inrob to ratify the Directors' actions and compensate, indemnify and insure them against any liability they might have for monetary damages resulting from a breach of their duty of care as directors of Inrob. Pursuant to compensation, indemnification and insurance agreements between Inrob and its directors, Inrob has agreed to compensate, indemnify and insure them against any liability they might have for monetary damages resulting from a breach of their duty of care as directors of Inrob, on such matters and within such limits as set forth in the indemnification agreements executed by the Company.

                       INDEMNIFICATION

  Insofar as indemnification for liabilities may be invoked to disclaim liability for damages arising under the Securities Act of 1933, as amended, or the Securities Act of 1934, (collectively, the "Acts") as amended, it is the position of the Securities and Exchange Commission that such indemnification is against public policy as expressed in the Acts and are therefore, unenforceable.

  Pursuant to compensation, indemnification and insurance agreements between Inrob and its directors and in accordance with its Articles of Association and Israeli Law, Inrob has agreed to compensate, indemnify and insure them against any liability they might have for monetary damages resulting from a breach of their duty of care as directors of Inrob, on such matters and within such limits as set forth in the indemnification agreements executed by the Company.

            INTEREST OF NAMED EXPERTS AND COUNSEL

  None of the experts named herein was or is a promoter, underwriter, voting trustee, director, officer or employee of Inrob Ltd. Further, none of the experts was hired on a contingent basis and none of the other experts named herein will receive a direct or indirect interest in Inrob Ltd.

                        LEGAL MATTERS

  The validity of the shares of common stock offered in this prospectus has been passed upon for us by Gilat, Knoller, Graus, Shalev & Co, Tel-Aviv, Israel.

                           EXPERTS

  Our unaudited financial statements as of September 30, 2003, and our audited financial statements for the year ended December 31, 2002 and 2001, have been included in this prospectus and in the registration statement filed with the
Securities and Exchange Commission in reliance upon the reports of SF Partnership LLP, independent certified public accountant, upon its authority as experts in accounting and auditing. SF Partnership LLP's report on the financial statements can be found at the end of this prospectus and in the registration statement.

                           INROB LTD.
               (FORMERLY ELIGAL LABORATORIES LTD.)

                  INTERIM FINANCIAL STATEMENTS

                        SEPTEMBER 30, 2003






                            CONTENTS

Notice to Reader                                                1

Balance Sheet                                                   2

Interim Statement of Deficit                                    3

Interim Statement of Operations                                 4

Interim Statement of Shareholders' Deficiency                   5

Interim Statement of Cash Flows                                 6

                        NOTICE TO READER


     We  have  compiled the balance sheet of Inrob Ltd. (formerly

Eligal  Laboratories Ltd.) as of September 30, 2003 and 2002  and

the  interim  statements  of  deficit, operations,  shareholders'

deficiency  and  cash  flows  for the  periods  then  ended  from

information  provided  by  management.   We  have  not   audited,

reviewed  or  otherwise  attempted  to  verify  the  accuracy  or completeness  of  such information.  Readers are  cautioned  that these  interim  statements  may  not  be  appropriate  for  their purposes.








                               /s/ SF Partnership LLP
                               -----------------------

Toronto, Canada                CHARTERED ACCOUNTANTS
January 6, 2004














                                -47- F1





INROB LTD.
(FORMERLY ELIGAL LABORATORIES LTD.)
Balance Sheet
September 30, 2003

                                                   2003      2002

                             ASSETS

Current
  Accounts receivable                           $277,411  $479,786
  Inventories                                     77,265    72,417
  Prepaid and sundry assets                      121,882    63,583
  Advances to related parties                    297,078   116,216
                                                -------------------

                                                 773,636   732,002

Equipment                                        137,903   105,567
                                                -------------------

                                                $911,539  $837,569
                                                ===================

                           LIABILITIES

Current
  Bank indebtedness                             $592,165  $436,819
  Accounts payable and accrued charges           276,087   244,720
                                                -------------------

                                                 868,252   681,539

Long-term Debt                                   164,620   199,132
                                                -------------------

                                               1,032,872   880,671
                                                -------------------

                    SHAREHOLDERS' DEFICIENCY

Capital Stock                                      6,418     6,418

Accumulated Other Comprehensive (loss) income    (25,924)   27,413

Accumulated Deficit                             (101,827)  (76,933)
                                                -------------------

                                                (121,333)  (43,102)
                                                -------------------

                                                $911,539  $837,569
                                                ===================










                                -48- F2






INROB LTD.
(FORMERLY ELIGAL LABORATORIES LTD.)
Interim Statement of Deficit
Periods ended September 30, 2003 and 2002





                                                     2003        2002

Deficit - beginning of year                      $ (97,341)  $ (52,424)

  Net loss                                          (4,486)    (24,509)
                                                 -----------------------

Deficit - end of year                            $(101,827)  $ (76,933)
                                                 =======================































                                -49- F3





INROB LTD.
(FORMERLY ELIGAL LABORATORIES LTD.)
Interim Statement of Operations
Periods ended September 30, 2003 and 2002





                                                   2003          2002


Revenue                                       $ 1,101,802   $ 1,162,826

Cost of Sales                                     764,100       755,292
                                              --------------------------

Gross Profit                                      337,702       407,534
                                              --------------------------

Expenses
  Selling, general and administration             234,956      246,998
  Financing costs                                  72,278       51,346
  Depreciation                                     21,587       21,141
                                              --------------------------

                                                  328,821      319,485
                                              --------------------------

Earnings Before the Undernoted                      8,881       88,049
                                              --------------------------

Other expenses
  Write-down of related party loans
   receivable                                          -        57,906
                                              --------------------------

Earnings Before Income Taxes                        8,881       30,143

  Income taxes                                     13,367       54,652
                                              --------------------------

Net Loss                                          $(4,486)    $(24,509)
                                              ==========================

Basic Loss per Share                              $ (0.45)    $  (2.45)
                                              ==========================

Weighted Average Number of Shares                  10,020       10,020
                                              ==========================










                                -50- F4





INROB LTD.
(FORMERLY ELIGAL LABORATORIES LTD.)
Interim Statement of Shareholders' Deficiency
Periods ended September 30, 2003and 2002




                                                    Accumulated
                                 Common Shares      Other           Retained
                             Number                 Comprehensive   Earnings
                             of Shares    Amount    Income          (Deficit)
                             -------------------------------------------------


Balance, January 1, 2002       10,020    $ 6,418     $ 26,332      $(52,424)

Net loss                                                    -       (24,509)

Financial statement
 translation                                            1,081
                              -----------------------------------------------

Balance, September 30, 2002    10,020    $ 6,418     $ 27,413      $(76,933)
                              ===============================================

Balance, January 1, 2003       10,020    $ 6,418     $ 31,315      $(97,341)

Net loss                                                    -        (4,486)

Financial statement
 translation                                          (57,239)
                              -----------------------------------------------

Balance, September 30, 2003    10,020    $ 6,418    $ (25,924)   $ (101,827)
                              ===============================================
















                                -51- F5





INROB LTD.
(FORMERLY ELIGAL LABORATORIES LTD.)
Interim Statement of Cash Flows
Periods ended September 30, 2003 and 2002





                                                       2003       2002


Cash Flows from Operating Activities
  Net loss                                           $(4,486)  $(24,509)
  Depreciation                                        21,587     21,141
  Decrease (increase) in accounts receivable          45,768   (140,852)
  (Increase) decrease in inventories                  (1,923)     7,792
  Increase in accounts payable and accrued charges   125,204     47,421
  Decrease in income taxes payable                   (54,779)   (95,373)
                                                    ---------------------

                                                     131,371   (184,380)
                                                    ---------------------

Cash Flows from Investing Activities
  Advances from related parties                      108,089    308,600
  Purchase (disposal) of equipment - net             (75,482)    34,224
  Foreign exchange on translation                    (57,239)     1,081
                                                    ---------------------

                                                     (24,632)   343,905
                                                    ---------------------

Cash Flows from Financing Activities

    Increase (Decrease) in bank indebtedness          48,966   (202,431)
   (Decrease) Increase in long-term debt            (155,705)    42,906
                                                    ---------------------

                                                    (106,739)  (159,525)
                                                    ---------------------

Net Increase in Cash                                       -          -

Cash - beginning of  year                                  -          -
                                                    ---------------------

Cash - end of year                                      $  -       $  -
                                                    =====================






                                -52- F6

















                    ELIGAL LABORATORIES LTD.

                      FINANCIAL STATEMENTS

                  YEAR ENDED DECEMBER 31, 2002






                            CONTENTS

Independent Auditors' Report                                    1

Balance Sheet                                                   2

Statement of Deficit                                            3

Statement of Operations                                         4

Statement of Shareholders' Deficiency                           5

Statement of Cash Flows                                         6

Notes to Financial Statements                              7 - 12























                                -53-








                        AUDITORS' REPORT


To the Shareholders of
Eligal Laboratories Ltd.


     We have audited the balance sheet of Eligal Laboratories Ltd. (the "Company") as of December 31, 2002 and 2001 and the
statements of deficit, operations, shareholders' deficiency and cash flows for the year then ended. The financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2002 and 2001, and the results of its operation, changes in its accumulated deficit and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

                                   "SF Partnership, LLP"
Toronto, Canada                CHARTERED ACCOUNTANTS
July 8, 2003




                                -54- F1






ELIGAL LABORATORIES LTD.
Balance Sheet
December 31, 2002

                                                   2002          2001
                             ASSETS

Current
  Accounts receivable                         $   323,179   $   338,934
  Inventories                                      75,342        80,209
  Prepaid and sundry assets                       121,882        63,583
  Advances to shareholders (note 3)                97,463        80,200
  Advances to related companies (note 4)          307,704       344,616
                                              --------------------------

                                                  925,570       907,542

Equipment (note 5)                                 84,008       160,932
                                              --------------------------

                                              $ 1,009,578   $ 1,068,474
                                              ==========================
                           LIABILITIES

Current
  Bank overdraft                              $   543,199   $   639,250
  Accounts payable and accrued charges            150,883       197,299
  Long-term debt - current portion (note 6)       133,138        27,593
  Income taxes payable                             54,779        95,373
                                              --------------------------

                                                  881,999       959,515

Long-term Debt (note 6)                           187,187       128,633
                                              --------------------------

                                                1,069,186     1,088,148
                                              --------------------------

                    SHAREHOLDERS' DEFICIENCY

Capital Stock (note 7)                              6,418         6,418

Accumulated Other Comprehensive Income             31,315        26,332

Accumulated Deficit                               (97,341)      (52,424)
                                              --------------------------

                                                  (59,608)      (19,674)
                                              --------------------------

                                              $ 1,009,578   $ 1,068,474
                                              ==========================





                                -55- F2





ELIGAL LABORATORIES LTD.
Statement of Deficit
Year Ended December 31, 2002





                                                         2002        2001

(Deficit) Retained Earnings - beginning of year      $ (52,424)   $ 101,553

  Net loss                                             (44,917)    (153,977)
                                                     -----------------------

Deficit - end of year                                $ (97,341)   $ (52,424)
                                                     =======================




























                                -56- F3





ELIGAL LABORATORIES LTD.
Statement of Operations
Year Ended December 31, 2002




                                                  2002         2001


Revenue                                       1,541,327     1,753,416

Cost of Sales                                 1,060,435     1,378,907
                                             -------------------------

Gross Profit                                   480,892        374,509
                                             -------------------------

Expenses
  Selling, general and administration          286,053        227,345
  Financing costs                               90,360         89,650
  Depreciation                                  22,107         24,384
                                             -------------------------

                                               398,520        341,379
                                             -------------------------

Earnings Before the Undernoted                  82,372         33,130
                                             -------------------------

Other Expenses (Income)
  Loss (gain) on sale of equipment               3,527        (3,563)
  Write-down of related party loans
   receivable                                   58,032             -
                                             -------------------------

                                                61,559        (3,563)
                                             -------------------------

Earnings Before Income Taxes                    20,813        36,693

  Income taxes                                  65,730       190,670
                                             -------------------------

Net Loss                                      $(44,917)   $ (153,977)
                                             =========================


Basic Loss per Share                           $ (4.48)      $(15.37)
                                             =========================

Weighted Average Number of Shares               10,020        10,020
                                             =========================










                                -57- F4





ELIGAL LABORATORIES LTD.
Statement of Shareholders' Deficiency
Year Ended December 31, 2002





                                                    Accumulated
                                 Common Shares      Other           Retained
                             Number                 Comprehensive   Earnings
                             of Shares    Amount    Income          (Deficit)
                             -------------------------------------------------

Balance, January 1, 2001       10,020    $ 6,418     $11,754         $101,553

  Net loss                          -          -           -         (153,977)

  Financial statement
   translation                      -          -      14,578                -
                             -------------------------------------------------

 Balance, December 31, 2001    10,020    $ 6,418    $ 26,332        $ (52,424)
                             =================================================


Balance, January 1, 2002       10,020    $ 6,418     $26,332        $ (52,424)

  Net loss                          -          -           -          (44,917)

  Financial statement
   translation                      -          -       4,983                -
                             -------------------------------------------------

Balance, December 31, 2002     10,020    $ 6,418     $31,315         $(97,341)
                             =================================================















                                -58- F5





ELIGAL LABORATORIES LTD.
Statement of Cash Flows
Year Ended December 31, 2002





                                                           2002         2001

Cash Flows from Operating Activities
  Net loss                                              $(44,917)  $ (153,977)
  Depreciation                                            43,001       24,384
  Loss (gain) on sale of capital assets                    3,527       (3,563)
  Write-down of related party loans receivable            58,032            -
  Decrease (increase) in accounts receivable              15,755     (136,332)
  Decrease (increase) in inventories                       4,867        1,790
  Decrease in prepaid and sundry assets                  (58,299)      12,268
 (Decrease) increase in accounts payable and
    accrued charges                                      (46,416)      59,775
 (Decrease) increase in income taxes payable             (40,594)      67,408
                                                        ----------------------

                                                         (65,044)    (128,247)
                                                        ----------------------

Cash Flows from Investing Activities
  Proceeds on sale of equipment                           30,396       24,860
  Purchases of equipment                                       -       (7,073)
  Foreign exchange on translation                        (34,387)     (19,442)
                                                        ----------------------

                                                          (3,991)      (1,655)
                                                        ----------------------

Cash Flows from Financing Activities
  (Decrease) increase in bank indebtedness               (96,051)     196,496
  Increase in long-term debt                             164,099      122,987
  Advances to shareholders                               (17,263)     (91,796)
  Advances to related companies                          (21,120)    (131,805)
                                                        ----------------------

                                                          29,665       95,882
                                                        ----------------------

Foreign Exchange Gain (Loss) on Bank Indebtedness         39,370       34,020
                                                        ----------------------

Net Increase in Cash                                           -            -

Cash - beginning of  year                                      -            -
                                                        ----------------------

Cash - end of year                                          $  -         $  -
                                                        ======================






                                -59- F6



ELIGAL LABORATORIES LTD.
Notes to Financial Statements
December 31, 2002


1.  Description of Business

   The Company delivers services in the electronics field.

   The Company was incorporated under the laws of, and operates in, Israel.


2. Summary of Significant Accounting Policies

   The accounting policies of the Company are in accordance with generally accepted accounting principles of the United States of America, and their basis of application is consistent with prior years. Outlined below are those policies considered particularly significant:

   a) Inventory

      Inventory is stated at the lower of cost (first-in, first-out method) and net realizable value.

   b) Revenue Recognition

      The Company recognizes revenue from sale of products upon delivery when the risk and title to the product transfers to the customer. Revenue from service contracts is recognized on a straight-line basis over the contract period.

   c) Equipment

      Equipment  is stated at cost less accumulated depreciation.
      Depreciation is based on the estimated useful lives of the assets and is provided using the undernoted annual rates and methods:

            Office equipment         10-20%          Straight-line
            Vehicles                    15%          Straight-line
            Furniture and fixtures    6-33%          Straight-line
            Leasehold improvements      20%          Straight-line

   d) Accounting   for   Foreign   Currency   Transactions    and
      Translation

      The Company's functional currency is the Israeli New Shekel. Transactions in foreign currencies are recorded in the Israeli New Shekel based on the prevailing rates of exchange on the transaction date. Realized foreign exchange gains or losses have been charged to income in the year. Foreign exchange gains and losses from translation of the financial statements have been reflected separately in shareholders' equity as Accumulated Other Comprehensive Income.




                                -60- F7



ELIGAL LABORATORIES LTD.
Notes to Financial Statements
December 31, 2002



2. Summary of Significant Accounting Policies (cont'd)

   e) Use of Estimates

      The preparation of financial statements, in conformity with U.S. generally accepted accounting principles, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

   f) Recently Issued Accounting Standards

      The FASB recently issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," that is applicable to financial statements issued for fiscal years beginning after December 15, 2001. The FASB's new rules on asset impairment supercede FASB Statement 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," and portions of APB Opinion 30, "Reporting the Results of Operations." SFAS No. 144 provides a single accounting model for long-lived assets to be disposed of and significantly changes the criteria that must be met to classify an asset as "held-for-sale." Classification as "held-for-sale" is an important distinction since such assets are not depreciated and are stated at the lower of fair value and carrying amount. SFAS No. 144 also requires expected future operating losses from discontinued operations to be displayed in the period(s) in which the losses are incurred, rather than as of the measurement date as currently required. The provisions of SFAS No. 144 are not expected to have a material effect on the Company's financial position or operating results.


3. Advances to Shareholders

   These advances are non-interest bearing, unsecured and have no specified terms of repayments.


4. Advances to Related Companies

   The advances to companies under common control bear interest at 4%, are unsecured and are due on demand.









                                -61- F8



ELIGAL LABORATORIES LTD.
Notes to Financial Statements
December 31, 2002


5. Equipment

                                             2002                   2001
                                       Accumulated            Accumulated
                                Cost   Depreciation    Cost   Depreciation
                            -----------------------------------------------

   Office equipment          $ 54,269    $ 45,192   $ 56,136   $ 40,681
   Vehicles                    61,026      27,317     70,850     22,152
   Furniture and fixtures     118,933      77,711    171,230     84,274
   Leasehold improvements           -           -     20,436     10,613
                            -----------------------------------------------

                             $234,228    $150,220   $318,652   $157,720
                            -----------------------------------------------

   Net carrying amount                   $ 84,008              $160,932
                                       -----------            -------------

6. Long-term Debts

                                                            2002       2001
   Bank Loan # 1

   Repayable in monthly payments of $2,926 including
   interest at 7% per annum, matures November 25,
   2006 and is secured by a general security
   agreement covering all assets of the Company           $126,817   $156,226

   Bank Loan # 2

   Repayable in monthly payments of $8,796 including
   interest at 12.1% per annum, matures October 10,
   2004 and is secured by a general security
   agreement covering all assets of the Company            193,508          -
                                                         ---------------------

                                                           320,325    156,226

   Less amounts due within one year                        133,138     27,593
                                                         ---------------------

                                                          $187,187   $128,633
                                                         =====================

   Principal repayments of long-term debts are as follows:

                 2003                    $133,138
                 2004                     117,540
                 2005                      38,559
                 2006                      31,088
                                         ---------
                                         $320,325
                                         ---------





                                -62- F9



ELIGAL LABORATORIES LTD.
Notes to Financial Statements
December 31, 2002


7.      Capital Stock

    Authorized
      Unlimited number of common shares at par value of $0.64
             per share
      Unlimited number of non-voting, redeemable, retractable
             preference shares
                                                                2002     2001
    Issued
          10,020 common shares                                $ 6,418  $ 6,418
                                                              ================


8. Related Party Transactions

   The Company recovered administration costs from a company owned by the controlling shareholders in the amount of $111,788 and $100,757 for the years ended 2002 and 2001 respectively. The transactions were in the normal course of business and were recorded at an exchange value established and agreed upon by the above parties.


9. Income Taxes

   Reconciliation of the effective income tax expense to the statutory amount:

                                                   2002       2001

   Accounting earnings before income taxes      $ 20,813   $ 36,693
   Permanent differences in the
    deductibility of items for
    income tax purposes                          161,770     80,099
                                                --------------------

   Taxable earnings                             $182,583   $116,792
                                                ====================


   Taxable earnings taxed at a rate of 36%      $ 65,730   $ 42,045
   Income taxes reassessed for a prior year            -    148,625
                                                --------------------

                                                $ 65,730   $190,670
                                                ====================

   The  Company has no loss carried forward for tax purposes  nor
   were  there  any material timing differences.   As  a  result,
   there were no deferred taxes required to be set up.





                                -63- F10



ELIGAL LABORATORIES LTD.
Notes to Financial Statements
December 31, 2002



10.     Lease Commitments

   The Company is committed to a lease obligation, under a lease agreement, for its premises which will expire in November, 2004. Future minimum annual payments (exclusive of taxes, insurance and maintenance costs) under this lease are as follows:

                 2003                    $ 86,232
                 2004                      79,046
                                         ---------
                                         $165,278
                                         =========
































                                -63- F10





                         INROB LTD.

                      30,000,000 Shares
                        Common Stock


                         PROSPECTUS


  You should rely only on the information contained in this document or that we have referred you to. We have not authorized anyone to provide you with information that is different. This prospectus is not an offer to sell common stock and is not soliciting an offer to buy common stock in any state where the offer or sale is not permitted.

  Until ________, 2004 (90 days after the date of this prospectus), all dealers that effect transactions in these securities, whether or not participating in the offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.


                       _________, 2004

                           PART II

           INFORMATION NOT REQUIRED IN PROSPECTUS


  Item 24. Indemnification of Directors, Officers, Employees and Agents.

  Inrob's articles of association, in accordance with the Israeli Companies Law, allow Inrob to ratify the Directors' actions and compensate, indemnify and insure them against any liability they might have for monetary damages resulting from a breach of their duty of care as directors of Inrob. Pursuant to compensation, indemnification and insurance agreements between Inrob and its directors, Inrob has agreed to compensate, indemnify and insure them against any liability they might have for monetary damages resulting from a breach of their duty of care as directors of Inrob, on such matters and within such limits as set forth in the indemnification agreements executed by the Company.

  This limitation of liability does not apply to liabilities arising under federal securities laws and does not affect the availability of equitable remedies such as injunctive relief or rescission.

  Item 25. Other Expenses of Registration of the Securities being Registered Hereby.

  The following table sets forth the expenses in connection with the registration of the securities being registered hereby. All such expenses will be borne by the registrant;
none shall be borne by any selling stockholders.

  Securities and Exchange
     Commission registration fee        $      242.70
  Legal fees and expenses               $   50,000.00
  Accounting fees and expenses          $   20,000.00
  Miscellaneous (1)                     $    4,757.30
                                        -------------
  Total                                 $   75,000.00
  -------------------------------
  (1) Estimated.



  Item 26. Recent Sales of Unregistered Securities.


  During  the  past  three years we have  sold  unregistered securities as described below. Unless otherwise indicated, there was no underwriter involved in any of the above transactions and there were no underwriting discounts or commissions paid in connection therewith, except as disclosed above. Unless otherwise indicated, the issuances of these securities were considered to be exempt from registration under Section 4(2) of the Securities Act of 1933, as amended, and the regulations promulgated thereunder. The purchasers of the securities in such transactions represented their intention to acquire the securities for investment only and not with a view to or for the sale in connection with any distribution thereof and appropriate legends were affixed to the certificates for the securities issued in such transaction. The purchasers of the securities had adequate access to information about us.

  On December 22, 2003, Inrob issued 84,499,000 shares of its common stock to Mr. Itshak Hamamy in exchange for 844,990 NIS.

  On December 22, 2003, Inrob issued 84,499,000 shares of its common stock to Mr. Ben-Tsur Joseph in exchange for 844,990 NIS.

  On January 1, 2004, Inrob issued 19,000,000 shares of its common stock to Lion Inc. in exchange for $123,500.

  On January 1, 2004, Inrob issued 11,000,000 shares of its common stock to Balboa Capital Markets Inc. in exchange
$71,500.

  Item 27. Exhibits and Financial Statement Schedules.

  (a) Exhibits:

        The following exhibits are filed as part of this registration statement:

  Exhibit      Description

  3.1 (1)      Articles of Association of Inrob Ltd.
  5.1  (1)     Form  of Opinion of Gilat, Knoller,  Graus,
               Shalev & Co., Law Offices
  10.1(1)      Service Agreement between Inrob Ltd. and  Mr.
               Ben-Tsur Joseph dated October 1, 2003.
  10.2(1)      Loan  Agreement between Inrob Ltd. and  Elina
               Industries Ltd. dated December 31, 2003.
  10.3(1)      Indemnification Agreement between Inrob  Ltd.
               and  Mr.  Ben-Tsur Joseph dated December  22,
               2003.
  10.4(1)      Indemnification Agreement between Inrob  Ltd.
               and  Mr.  Itshak  Hamamy dated  December  22,
               2003.
  23.1(1)      Consent   of  SF  Partnership   LLP,
               Independent Auditor
  23.2(1)      Consent  of Gilat, Knoller, Graus,  Shalev  &
               Co., Law Offices (included in Exhibit 5.1)

  (1)   Filed herewith.

  Item 28. Undertakings.

       (A)  The undersigned Registrant hereby undertakes:

  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:
      (i) Include any prospectus required by Section 10(a)(3) of the Securities Act;
      (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in the registration statement; and
      (iii) Include any additional or changed material information on the plan of distribution.

  (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

  (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

       (B)  Undertaking Required by Regulation S-B, Item 512(e).

  Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers or controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel that the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                         SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned; thereunto duly authorized, in Yavne, Israel, on the 21st day of January, 2004.

                           INROB LTD.

                           By: /s/ Ben-Tsur Joseph
                               -------------------
                           President and Director

                      POWER OF ATTORNEY

The undersigned directors and officers of Inrob Ltd. hereby constitute and appoint Ben-Tsur Joseph and each of them, with full power to act without the other and with full power of substitution and re-substitution, our true and lawful attorneys-in-fact with full power to execute in our name and behalf in the capacities indicated below any and all amendments (including post-effective amendments and amendments thereto) to this registration statement under the Securities Act of 1933 and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission and hereby ratify and confirm each and every act and thing that such attorneys-in-fact, or any them, or their substitutes, shall lawfully do or cause to be done by virtue thereof.

  Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

  Signature              Title                    Date
  ---------              ------                  ------

/s/  Ben-Tsur Joseph    President  and           January 21, 2004
--------------------     Director
Ben-Tsur Joseph




/s/ Nissim  Halabi     Chief Executive Officer   January 21, 2004
-------------------
Nissim Halabi


..